                           SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ]  Confidential, for Use of the
     [X] Definitive Proxy Statement             Commission Only (as permitted by
     [ ] Definitive Additional Materials        Rule 14a-6(e)(2))
     [ ] Soliciting Material Pursuant to
         Rule 14a-11(c) or Rule 14a-12

                                 PIXTECH, INC.

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):  [X] No fee required.

 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transactions apply:

     (2)  Aggregate number of securities to which transactions apply:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

     (4)  Proposed maximum aggregate value of transactions:

     (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                                 PIXTECH, INC.


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS



  The 1999 Annual Meeting of Stockholders of PixTech, Inc. will be held at the Grand Hyatt, Park Avenue, Grand Central, in New York, New York, at 3 p.m. on Wednesday, May 12, 1999 for the following purposes:

1. To elect one director to hold office for a term of three years and until his successor is elected and qualified.

2. To amend the Restated Certificate of Incorporation of the Company to increase the authorized shares of capital stock of the Company from 31,000,000 shares to 61,000,000 shares.

3. To amend the Company's 1993 Stock Option Plan to increase the number of shares available under such Plan from 2,656,372 shares to 5,156,372 shares.

4. To consider and vote on a proposal to issue shares of the Company's Common Stock in connection with the purchase of certain assets of Micron Technology, Inc. relating to field emission displays including certain equipment and other tangible assets, certain contract rights and cash.

5. To transact such other business as may be in furtherance of or incidental to the foregoing or as may otherwise properly come before the meeting.

  Only stockholders of record at the close of business on March 22, 1999 will be entitled to vote at the meeting or any adjournment thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts 02108.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.


                                     By order of the Board of Directors,


                                     MICHAEL LYTTON, Secretary


Dated: April 23, 1999

                                 PIXTECH, INC.

              Avenue Olivier Perroy, Zone Industrielle de Rousset
                              13790 Rousset France
                        Telephone 011 33 (0)442 29 1000

                                _______________

                                Proxy Statement

                                _______________

  The enclosed proxy is solicited on behalf of the Board of Directors of PixTech, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on Wednesday, May 12, 1999, and at any adjournments thereof. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to security holders is April 28, 1999.

  The principal business expected to be transacted at the meeting, as more fully described below, will be the election of one director, an increase in the number of shares authorized under the Company's Restated Certificate of Incorporation, an increase in the number of shares available under the 1993 Stock Option Plan and the issuance of common stock to Micron Technology, Inc.

  The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors and to approve the other proposals listed in the notice on the cover page of this proxy statement.

  The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. In addition to the use of mails, proxies may be solicited by officers and employees of the Company in person or by telephone.

                     VOTING SECURITIES AND VOTES REQUIRED

  Only stockholders of record at the close of business on March 22, 1999 will be entitled to vote at the meeting. On that date, the Company had outstanding 15,150,329 shares of Common Stock, $0.01 par value (the "Common Stock"), each of which is entitled to one vote. In addition, the Company had outstanding 367,269 shares of Series E Preferred Stock, $0.01 par value (the "Series E Stock"), each of which is entitled to the number of votes equal to the number of whole shares of Common Stock which the shares of Series E Preferred Stock are convertible into as of the record date. As of March 22, 1999, the record date for the 1999 Annual Meeting, the Series E Stock would have been convertible into 4,622,496 shares of Common Stock. A majority in interest of the outstanding Common Stock and shares convertible into Common Stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business. A plurality of the votes cast is required to elect the nominee for director. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted in determining the shares entitled to vote on a particular matter nor treated as votes cast. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on the matter from the customer, is barred by applicable rules from exercising discretionary voting authority in the matter, and so indicates on the proxy. The amendment to the 1993 Stock Option Plan and the Certificate of Incorporation and the issuance of Common Stock to Micron Technology, Inc. require approval from a majority of the Common Stock and shares convertible into Common Stock outstanding. In voting on amending the 1993 Stock Option Plan, the Certificate of Incorporation and the issuance of Common Stock to Micron Technology, Inc., abstentions will be counted as present and entitled to vote; accordingly, they will have the effect of votes against approval of such amendments. Abstentions will not be treated as votes cast in the election of directors.

                                 ELECTION OF DIRECTORS

  The number of directors is fixed at five for the coming year and is divided into three classes with the members of each class holding office for a three year term. At the meeting, one director will be elected to hold office for three years and until his successor is elected and qualified. Dieter Mezger, who is presently serving as President and Chief Executive Officer and was elected a Director by the Board of Directors on March 3, 1999, has been nominated for re-election by the Board of Directors. Unless a properly signed and returned proxy withholds authority to vote for the nominee or is a broker non-vote, the shares represented by such proxy will be voted for the election of the Board's nominee as director. If the nominee is unable to serve, which is not expected, the shares represented by a properly signed and returned proxy will be voted for such other candidate as may be nominated by the Board of Directors.

  The following table contains certain information about the nominee for director and each other person whose term of office as a director will continue after the meeting.

                                                                                                      Present
                                                                                         Director       Term
Name and Age               Business Experience and Other Directorships                     Since       Expires
------------               -------------------------------------------                     -----       -------
Jean-Luc Grand-Clement     Jean-Luc Grand-Clement, a co-founder of the Company,              1992        2001
Age: 59                    has served as Chairman of the Board of
                           Directors since the Company's inception in 1992, and
                           served as President and Chief Executive Officer
                           through March 1998 and January 1999, respectively.
                           Prior to founding the Company, Mr. Grand-Clement co-
                           founded European Silicon Structures ("ES2"), a
                           European applications specific integrated circuit
                           supplier for cell based and full custom CMOS
                           products, and served as Chief Executive Officer and
                           then as Chairman of the Board of Directors of ES2
                           from its founding in 1985 until 1991. From 1967 to
                           1978 and from 1982 to 1985, Mr. Grand-Clement held
                           various positions with Motorola, Inc., most recently
                           as Vice-President and Assistant General Manager of
                           the Motorola European Semiconductor Group from 1983
                           to 1985. From 1978 to 1982, Mr. Grand-Clement was the
                           Managing Director of Eurotechnique, a MOS
                           semiconductor design and fabrication joint venture
                           between National Semiconductor and Saint-Gobain. Mr.
                           Grand-Clement graduated from Ecole Nationale
                           Superieure des Telecommunications in Paris.

                                                                                                      Present
                                                                                         Director       Term
Name and Age               Business Experience and Other Directorships                     Since       Expires
------------               -------------------------------------------                     -----       -------
Dieter Mezger *            Dieter Mezger joined PixTech in March 1998 as President and       1999        1999
Age: 55                    was elected President and Chief Executive Officer in January
                           1999. Mr. Mezger has been a director of the Company since
                           March 1999.  Between 1996 and 1998, Mr. Mezger worked as a marketing consultant in California.  Between 1990 and 1996,
                           Mr. Mezger was President of Compass Design Automation, a
                           wholly-owned subsidiary of VLSI Technology, Inc. which
                           develops and markets computer assisted design software tools for IC designs. From 1984 to 1990, Mr. Mezger established
                           VLSI's European presence in Munich, building the European
                           marketing and sales organizations, design centers, R&D
                           operations, as well as its finance and human resources
                           departments.  Mr. Mezger simultaneously built VLSI's
                           wireless and GSM businesses.  Prior to joining VLSI, Mr.
                           Mezger's career included fifteen years with Texas
                           Instruments, where he rose to the position of Manager, Sales and Marketing, Europe.  He holds a BS in engineering from
                           the University of Stuttgart.

William C. Schmidt         William C. Schmidt has been a director of the Company since       1992        2001
Age: 43                    June 1992. Since 1988, Mr. Schmidt has been an investment
                           partner at Advent International, an international venture
                           capital company, where he also manages the activities of
                           Advent International's corporate investment programs in
                           Europe. From 1981 to 1987, Mr. Schmidt worked as a
                           management consultant at Bain & Company in Europe and the
                           United States. Mr. Schmidt holds degrees from Williams
                           College and Harvard Business School.

John A. Hawkins            John A. Hawkins has been a director of the Company since          1994        2000
Age: 38                    1994.  Since August 1995, Mr. Hawkins has been a managing
                           partner of Generation Capital Partners, L.P., a private
                           equity firm.  From 1992 until August, 1995, Mr. Hawkins was a general partner of various funds affiliated with Burr,
                           Egan, Deleage & Co.  He is currently a limited partner of
                           various funds associated with Burr, Egan, Deleage & Co. He was an associate at Burr, Egan, Deleage & Co. from 1987 to
                           1992, prior to which he was an associate with Alex. Brown &
                           Sons Incorporated.  Mr. Hawkins is a director of P-Com,
                           Inc., a telecommunications company, AUNET Corp. and Dover
                           Pacific Computing, Inc.  Mr. Hawkins holds degrees from
                           Harvard College and Harvard Business School.

________________________
* Nominee for election as director

Committees of the Board

  The Audit Committee, which consisted in 1998 of Mr. Schmidt and Mr. Jean-Pierre Noblanc and currently consists of Messrs. Schmidt and Hawkins, is responsible for providing the Board of Directors with an independent review of the financial health of the Company and its financial controls and reporting. Its primary functions are to recommend independent auditors to the Board of Directors, review the results of the annual audit and the auditors' reports, and ensure the adequacy of the Company's financial controls and procedures. The Audit Committee met five times in 1998. The Compensation Committee, whose members in 1998 were Messrs. Schmidt, Hawkins, and Roger W. Johnson from September 22, 1998 to December 31, 1998, acts for the Board of Directors with respect to the Company's compensation practices and their implementation. It sets and implements the compensation of the Company's officers and administers the Amended and Restated 1993 Stock Option Plan and the 1995 Employee Stock Purchase Plan. The Compensation Committee held two meetings in 1998. The entire Board of Directors functions as a nominating committee, considering nominations submitted by the Chairman of the Board. The Board of Directors held ten meetings during 1998, and each director attended at least 75% of all meetings of the Board and of all committees of the Board on which he served, except Mr. Roger W. Johnson who attended 25% of all meetings of the Board and of all committees of the Board on which he served. Mr. Roger W. Johnson served as Director of the Company from September 22, 1998 to December 31, 1998.


Director Compensation

  Director Fees

  Non-employee directors are reimbursed for expenses incurred in attending meetings, and they also receive $1,500 for each meeting of the Board of Directors that they attend, plus an additional $4,000 if they attend at least four meetings in a year. Such payments may not exceed a total of $10,000 in any one year. Mr. Grand-Clement and Mr. Mezger, if he is re-elected to the Board of Directors, will be the only directors who are employees of the Company, and will not receive additional compensation for their service as directors.

  1995 Director Stock Option Plan

  The 1995 Director Stock Option Plan (the "Director Plan") provides that each director who is not an employee of the Company and who is elected or re-elected into office following the Annual Meeting of Stockholders receives an automatic grant of options to purchase 6,000 shares of Common Stock. The options become exercisable in increments of 2,000 shares as follows: 2,000 shares on the grant date, and an additional 2,000 shares at each of the following two Annual Meetings of Stockholders so long as the director remains in office. The options expire ten years from the grant date. The exercise price of each option is the fair market value of the Common Stock on the day immediately preceding the grant date.

  The Director Plan authorizes the grant of stock options to purchase up to a maximum of 50,000 shares (subject to adjustment in the event of a stock split or other recapitalization) of Common Stock. Messrs. Schmidt and Hawkins are currently eligible to participate under the Director Plan. At the 1998 Annual Meeting of Stockholders, Mr. Schmidt was granted an option to purchase 6,000 shares of Common Stock of the Company, at an exercise price of $5.27 per share. Mr. Roger W. Johnson was granted an option to purchase 6,000 shares of Common Stock of the Company, at an exercise price of $4.021 per share, when he joined the Company's Board of Directors in September 1998. During 1998, options to purchase 14,000 shares of the Common Stock of the Company were terminated unexercised. In January 1998, for personal reasons, Mr. Noblanc waived the benefit of the 6,000 options which had been granted to him in April 1996. In addition, as Messrs. Piccino and Johnson resigned from the Board of Directors of the Company in March 1998 and December 1998 respectively, options to purchase 4,000 shares of the Common Stock of the Company which had been granted to each of them in April 1997 and September 1998 respectively were terminated unexercised. As of December 31, 1998, options to purchase 14,000 shares of Common Stock of the Company were outstanding pursuant to the Director Stock Options Plan. Since the only director to be elected at the 1999 Annual Meeting of Stockholders is an employee of the Company, no options will be granted under the Director Plan at the 1999 Annual Meeting of Stockholders.

  Options granted under the Director Plan are not intended to qualify as incentive stock options under the Internal Revenue Code. The exercise of an option under the Director Plan results in ordinary income to the director and a corresponding deduction for the Company, in each case equal to the difference between the option price and the fair market value of the shares on the date of exercise.


                                 EXECUTIVE COMPENSATION

Summary Compensation Table (1)

  The following table provides summary information on the cash compensation and certain other compensation paid, awarded, or accrued by the Company and its subsidiaries to or for the Chief Executive Officer of the Company and each of the Company's other five most highly compensated executive officers for 1998 (collectively, the "Named Executive Officers").


                                                                                    Long-Term
                                                                                  Compensation
                                                  Annual Compensation (1)            Awards
                                                ---------------------------------------------------
                                                                                    Securities
                                                                                    Underlying
       Name and Principal Position                  Year            Salary($)       Options(#)
       ---------------------------                  ----            ---------       ----------
Jean-Luc Grand-Clement                              1998            $192,246                --
Former President, Former Chief Executive            1997             193,708           165,000
Officer, and Chairman of the Board                  1996             212,502            40,000 (2)

Dieter Mezger (3)                                   1998             156,000           300,000
President and Chief Executive Officer               1997              10,500                --

Francis G. Courreges                                1998             149,201                --
Executive Vice President                            1997             150,850            77,000
                                                    1996             172,053            20,000 (2)

Michel Garcia                                       1998             101,728                --
Vice President,                                     1997             102,852            56,000
Industrial Partners                                 1996             107,045            15,000 (2)

Tom M. Holzel (5)                                   1998             122,500                --
Vice President,                                     1997             122,500            85,000
Marketing & Sales                                   1996             122,500            10,000 (2)

Jean-Jacques Louart (4)                             1998             101,728                --
Vice President,                                     1997              64,349            68,000
Operations


(1) All dollar amounts (except for amounts paid to Messrs. Mezger and Holzel) reflect the conversion of Euros to U.S. dollars at an average conversion rate of 0.7797, 0.8893 and 0.8992 Euros to U.S. dollars for 1996, 1997 and 1998 respectively.

(2) All of these options have been terminated unexercised as of February 21, 1997.

(3) Dieter Mezger joined the Company in March 1998 and was elected President and Chief Executive Officer of the Company as of March 1998 and January 1999, respectively. Prior to that, Mr. Mezger was a consultant of the Company from November 1997 to March 1998, an activity for which he received $10,500 and $21,000 in 1997 and 1998 respectively.

(4)  Jean-Jacques Louart joined the Company in May 1997.

(5)  Tom M. Holzel is expected to leave the Company in April 1999.

Stock Option Grants in Last Fiscal Year

     The following table provides information on stock options granted during 1998 to the Named Executive Officers.

                    Number of
                    Securities           % of Total                                      Potential Realized Value at
                    Underlying         Options Granted      Exercise                    Assumed Annual Rates of Stock
                    Options                   to             Price        Expiration        Price Appreciation for
        Name        Granted (#)       Employees in 1998    ($ / share)       Date              Option Term ($) (1)
        ----        -----------       -----------------  --------------   -----------   ------------------------------
                                                                                             5%             10%
                                                                                             --             ---
Dieter Mezger        300,000 (2)            67%              5.271        03/25/2008       994,471       2,520,185


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission of a value for the Common Stock equal to the market price of the Common Stock on the date of grant of the option. These amounts are not intended to forecast possible future appreciation, if any, in the price of the Common Stock.
(2) These options become exercisable as follows : 37,500 shares on March 25, 1998, 75,000 shares on July 23, 1998, 75,000 shares on January 05, 1999, and 37,500 shares on March 25, 1999, 2000 and 2001, respectively.


Aggregated Option Exercises in Last Fiscal Year and Year-End Stock Option Values

  The following table sets forth certain information concerning the unexercised stock options as of December 31, 1998 held by the Named Executive Officers. No options were exercised during 1998 by any Named Executive Officer.


                                             Number of Securities                  Value of Unexercised
                                            Underlying Unexercised                 In-The-Money Options
                                           Options at 12/31/98  (#)                at 12/31/98 ($)  (1)
                                           ------------------------                --------------------
           Name                          Exercisable      Unexercisable      Exercisable       Unexercisable
           ----                          -----------      -------------      -----------       -------------
Jean-Luc Grand-Clement                     521,988           189,473             941,890            88,137
Dieter Mezger                              225,000            75,000                  --                --
Francis Courreges                          134,757            75,577             227,953            22,484
Michel Garcia                              117,772            49,333             215,135             5,519
Tom Holzel                                  76,250             8,750                  --                --
Jean-Jacques Louart                             --            68,000                  --                --



(1) Based on the difference between the respective option exercise price and the closing market price of the Common Stock on December 31, 1998, which was 2 12/32.

Executive Employment Agreements

  Each of Messrs. Grand-Clement, Courreges, Garcia and Louart have entered into employment agreements with the Company in substantially the same form as most other employees of the Company. The material terms of the employment agreements provide for employment by each individual for an indefinite period. Pursuant to the employment agreements, each individual agrees to non-competition and non-solicitation provisions which survive for a one-year period following termination of employment. The employment agreements also contain obligations of each employee concerning confidentiality and assignment of inventions and intellectual property to the Company. Mr. Mezger is employed at will and has signed similar non-competition and non-solicitation provisions.


Compensation Committee Report on Executive Compensation

  This Compensation Committee Report describes the compensation policies applicable to executive officers of the Company, including Mr. Grand-Clement, the Company's Chief Executive Officer through January 1999, and Mr. Dieter Mezger since he was elected Chief Executive Officer in January 1999.

  Overall Policy. The Company's executive compensation program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plan that tie a portion of executive compensation to the Company's success in meeting specified performance goals. In addition, through the use of stock options, the Company ensures that a part of the executives' compensation is closely tied to appreciation in the Company's stock price. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests through equity based plans and, finally, to provide a compensation package that recognizes individual contributions as well as overall business results.

  The Compensation Committee determines the compensation of the seven most highly compensated corporate executives, including the Named Executive Officers. The Compensation Committee takes into account the views of the Company's Chief Executive Officer in reviewing the individual performance of these executives (other than the Chief Executive Officer), a responsibility assumed by Mr. Grand-Clement through 1998, and by Mr. Mezger since he was elected Chief Executive Officer in January 1999.

  The key elements of the Company's executive compensation consist of base salary, annual bonus and stock options. The Compensation Committee's policies with respect to each of these elements, including the bases for the compensation awarded to Mr. Grand-Clement, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to the individual, including insurance and other employee benefits, as well as the programs described below.

  Base Salaries. Base salaries for new executive officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual. In making determinations regarding base salaries, the Compensation Committee considers generally available information regarding salaries prevailing in the industry, but does not utilize any particular indices or peer groups.

  Annual salary adjustments are determined by evaluating the financial performance of the Company and of each executive officer, and also take into account new responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These non-financial performance measures may include such factors as efficiency gains, quality improvements and improvements in relations with customers, suppliers and employees. No particular weight is given to any of these financial or non-financial factors.

  The determination of Mr. Grand-Clement's base salary for 1998 was based on the overall successful development of the Company and in particular on his ability to achieve the transition from an R&D company to a manufacturing company. Mr. Grand-Clement was granted a base salary of $192,246 in 1998, a decrease of 1% over his $193,708 base salary for 1997. Mr. Grand-Clement's salary is mostly calculated and paid in Euros, however, and after taking out the effect of the rise of the US dollar against the French franc in 1998, Mr. Grand-Clement's base salary was unchanged in 1998 as compared to 1997. No bonus was awarded to Mr. Grand-Clement in 1998.

  Annual Bonus. The Company's executive officers are eligible for an annual cash bonus, based primarily on achievement of the Company's overall performance. No bonuses were awarded to the executive officers for the year ended December 31, 1998.

  Stock Options. Stock options are granted to the Company's executive officers under the Company's 1993 Stock Option Plan. Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of grant and vest over various periods of time, normally four years. Stock option grants are designed to encourage the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized unless stock price appreciation is achieved, and, once achieved, is maintained and improved upon. In determining the amount of such grants, the Compensation Committee evaluates the job level of the executive, responsibilities to be assumed in the upcoming year, and responsibilities in prior years, and also takes in account the size of the officer's awards in the past. Based on these factors and on the level of his existing stock ownership in 1998, no Stock Options were granted to Mr. Grand-Clement in 1998.

  Policy on Deductibility of Compensation. The Internal Revenue Service has adopted a provision limiting the income tax deduction of public companies for certain compensation paid in a year to any executive officer named in the proxy statement compensation tables in excess of one million dollars. No such officer of the Company received applicable compensation at that level in 1998. At such time as it becomes likely that the applicable compensation for a covered executive will exceed the deductibility limit, the Compensation Committee will consider the adoption of a policy in this regard.

  Conclusion. Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock appreciation. In 1998, as in previous years, a substantial portion of the Company's targeted executive compensation consists of performance-based variable elements. The Compensation Committee intends to continue the policy of linking executives compensation to Company performance and returns to stockholders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.



             By the Compensation Committee,


             John Hawkins,
             William C. Schmidt.

                            STOCK PERFORMANCE GRAPH

  The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period beginning July 18, 1995, when the Company's Common Stock began trading publicly, and ending December 31, 1998, as compared with that of the Nasdaq Market Index and an Industry Index, based on an initial investment of $100 in each. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, and assumes reinvestment of dividends. The Electronic Components, N.E.C. Index consists of 190 publicly traded electronic components companies reporting under the same Standard Industrial Classification Code (SIC 3670-3679) as the Company.



                       [COMPARATIVE GRAPH APPEARS HERE]

                                                  7/31/95      12/29/95        12/31/96        12/31/97        12/31/98
-------------------------------------------------------------------------------------------------------------------------
PixTech, Inc.                                       100          127.87           50.82           30.31           31.56
-------------------------------------------------------------------------------------------------------------------------
Electronics Components, NEC Index                   100           84.37          145.86          152.92          236.43
-------------------------------------------------------------------------------------------------------------------------
Nasdaq Market Index                                 100          105.65          129.94          159.45          224.51
-------------------------------------------------------------------------------------------------------------------------

AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE
                  NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK



    Currently the Company's Restated Certificate of Incorporation authorizes the issuance of 30,000,000 shares of Common Stock, par value $.01 per share, and of 1,000,000 shares of Preferred Stock, par value $.01 per share. On February 3, 1999, the Company's Board of Directors approved, and recommended for adoption by the stockholders at the meeting, a proposed amendment to the Company's Restated Certificate of Incorporation which would, if approved by the stockholders, effect an increase in the number of authorized shares of Common Stock of the Company from 30,000,000 shares to 60,000,000 shares, $.01 par value per share, resulting in the aggregate number of authorized shares of capital stock of the Company to be increased from 31,000,000 shares to 61,000,000 shares.

    As of the close of business on March 22, 1999, 15,150,329 shares of Common Stock were issued and outstanding, leaving 14,849,671 shares of Common Stock authorized but unissued. Of the authorized but unissued shares, the Company has currently reserved 2,588,666 shares under the Company's 1993 Stock Option Plan and 1995 Employee Stock Purchase Plan, 50,000 shares under the Company's 1995 Director Stock Option Plan and 212,500 shares following the exercise of warrants. In addition, in December 1998, the Company issued 367,269 shares of Series E Preferred Stock (the "Series E Stock"), at a price of $22.5313 per share, to certain institutional investors and agreed to reserve, out of the authorized but unissued shares, 150% of the number of shares of Common Stock into which the Series E Stock is convertible. The Series E Stock is generally convertible into Common Stock at a rate equal to the lesser of (a) $2.25313, and
(b) the average closing price of the Common Stock over the ten trading day period ending on the day immediately preceding the day upon conversion. As of March 22, 1999, the Series E Stock would have been convertible into 4,622,496 shares of Common Stock thus requiring the Company to reserve 6,933,744 shares of the remaining authorized but unissued shares. In addition, the Company issued a $5 million convertible note in 1997. This loan is convertible, starting in April 1999, into shares of Common Stock of the Company at a conversion price equal to 80% of the market price on the conversion date. As of March 22, 1999, the convertible note would have been convertible into 2,740,026 shares of Common Stock of the Company. Therefore, on March 22, 1999, out of the 30,000,000 authorized shares of Common Stock, 2,324,735 shares were available for issuance by the Company.

    The Board of Directors of the Company believes that the adoption of the proposed amendment to the Company's Restated Certificate of Incorporation increasing the authorized shares of Common Stock is advisable and in the best interests of the Company and its stockholders. Adoption of the proposed amendment would increase the flexibility of the Company to issue Common Stock and would ensure that an adequate supply of authorized and unissued shares of Common Stock is available for general corporate needs, including stock splits, issuances under the Company's 1993 Stock Option Plan, 1995 Director Stock Option Plan and 1995 Employee Stock Purchase Plan, acquisitions and equity financings. The availability of additional shares of Common Stock for issue, without the delay and expense of obtaining the approval of stockholders at a special meeting, will afford the Company greater flexibility in taking these corporate actions.

  In addition, the Company has entered into a definitive agreement to purchase certain assets of Micron Technology, Inc. relating to field emission displays including certain equipment and other tangible assets, certain contract rights and cash (the "Micron Transaction"). The Company will also be leasing, but not acquiring, the facilities that are currently used by Micron relating to its field emission display activities. Pursuant to the Micron Transaction, the Company would issue 7,133,562 shares of the Company's Common Stock and a warrant to purchase 310,000 shares of the Company's Common Stock at an exercise price of approximately $2.25 per share. In order to issue such number of shares, the Company's Restated Certificate of Incorporation must be amended to increase the number of authorized shares of capital stock of the Company. Stockholder approval of the proposed amendment to the Company's Restated Certificate of Incorporation is a condition to Micron's obligation to consummate the Micron Transaction. The Board of Directors believes that the Micron Transaction may benefit the Company in numerous ways, including : (i) the acceleration of research and development programs, especially in the area of new product development, including the development of color and large size displays, (ii) receiving a ten year world-wide royalty-free license under all of Micron's 406 field emission display specific patents and field emission display specific patent applications (iii) the opportunity to use a portion of Micron's equipment to support an increase in the Company's manufacturing capacity, (iv) the anticipation of greater access to financings from investors because of an expected enhanced competitive position of the Company resulting from several factors including Micron becoming the Company's largest shareholder, the Company's US presence being significantly improved, and the Company taking advantage of consolidation in the field emission display industry, and (v) the availability of approximately $4.3 million included in the assets to be acquired.

    The additional shares of Common Stock for which authorization is sought would be identical to the shares of Common Stock of the Company currently authorized. The newly authorized Common Stock, like the currently authorized Common Stock, may be used by the Company for any proper corporate purpose. Such purposes may include, without limitation, issuance as part or all of the consideration required to be paid by the Company in the acquisition of other businesses or properties, or issuance in public or private sales for cash as a means of obtaining additional capital for use in the Company's business and operations.

    If approved by the stockholders, the increased authorized shares of Common Stock will be available for issue from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of the stockholders of the Company will be required, except as required under the Delaware General Corporation Law or the rules of any national securities exchange or quotation system, such as the Nasdaq National Market, on which the shares of the Company are at the time listed or quoted.

    Although the Board of Directors will authorize the issuance of additional Common Stock based on its judgment as to the best interests of the Company and its stockholders, the issuance of Common Stock could have a dilutive effect on the earnings per share, book value per share, and on the equity and voting power of existing holders of Common Stock. Holders of Common Stock are not now, and will not be entitled to preemptive rights to purchase shares of any authorized capital stock of the Company. In addition, the issuance of additional shares of Common Stock could, in certain instances, render more difficult or discourage a merger, tender offer, or proxy contest and thus potentially have an "anti-takeover" effect, especially if Common Stock were issued in response to a potential takeover.

    If the amendment is approved by the stockholders, the first paragraph of Article FOURTH of the Company's Restated Certificate of Incorporation will be amended to read as follows:

     FOURTH: The Corporation shall be authorized to issue sixty-one Million (61,000,000) shares of capital stock, which shall be divided into sixty million (60,000,000) shares of Common Stock, par value $0.01 per share and One Million (1,000,000) shares of Preferred Stock, par value $0.01 per share ("Preferred Stock").

    The affirmative vote of holders of a majority of the shares of capital stock outstanding and entitled to vote at the meeting is required to approve this proposal and adopt the proposed amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock of the Company. For purposes of the vote to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of capital stock, abstentions and broker non-votes are treated as votes against the proposal. If the amendment is not approved by the stockholders, the Company's authorized capital stock will remain at 31,000,000 shares.

    If approved by the stockholders, the amendment to the Company's Restated Certificate of Incorporation increasing the authorized shares of Common Stock will become effective upon the filing of an amendment to the Company's Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur promptly following approval by the stockholders.



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
                                                    ===

                  PROPOSAL TO AMEND THE 1993 STOCK OPTION PLAN



1993 Stock Option Plan

General

  The Company's Amended and Restated 1993 Stock Option Plan (the "Option Plan") was readopted by the Board of Directors on May 9, 1995 and by the stockholders on May 19, 1995. The purpose of the Option Plan is to attract and retain key employees and consultants of the Company and its affiliates. The Option Plan provides for the grant of incentive and nonstatutory stock options (the "Options") to employees and consultants of the Company and its affiliates ("Eligible Persons").

  Currently, Options may be granted under the Option Plan for up to a total of 2,656,372 shares of Common Stock (subject to adjustment for stock splits and similar capital changes) to employees of the Company and, in the case of nonstatutory Options, to consultants (other than French consultants, pursuant to French tax law) of the Company or any Affiliate (as defined in the Option Plan) capable of contributing to the Company's performance.

  As of March 1/st/, 1999, approximately 149 employees were eligible to participate in the Option Plan and options to purchase an aggregate of 3,269,276 shares of Common Stock had been granted. Of these, Options to purchase 953,778 shares had been canceled, 167,706 had been exercised and options to purchase 2,147,792 shares remained outstanding, leaving 340,874 shares available for new Options under the Option Plan.


Administration and Eligibility

  Awards are made by the Compensation Committee which has been designated by the Board of Directors to administer the Option Plan. The Compensation Committee may delegate to one or more officers the power to make awards under the Option Plan to persons other than officers of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act").

  Options under the Option Plan are granted at the discretion of the Compensation Committee which determines the recipients and establishes the terms and conditions of each award, including the exercise price, the form of payment of the exercise price, the number of shares subject to Options and the time at which such Options become exercisable. However, the exercise price of any incentive stock option granted under the Option Plan may not be less than the fair market value of the Common Stock on the date of grant.


Proposed Amendment to the Option Plan

  The Board of Directors has voted, subject to the approval of the stockholders, to increase the aggregate number of shares of Common Stock that may be subject to grants under the Option Plan by 2,500,000, from 2,656,372 to 5,156,372, subject to adjustment for stock splits, stock dividends and certain transactions affecting the Company's capital stock. The Company believes that this increase is necessary and appropriate for the following reasons:

 . As of December 31, 1998, the exercise prices of most of the stock options outstanding and exercisable under the Option Plan were above the Company's stock price, thus limiting the ability of the Option Plan to retain qualified employees. The Company's policy is to grant new stock options to its employees in order to attract and retain key employees. The Company will be unable to continue to follow this policy if there is an insufficient number of shares available under the Option Plan.

 . The Micron Transaction, more fully described in the section of this proxy statement entitled "AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK", requires the Company to grant Options to acquire approximately 850,000 shares of the Company's Common Stock to Micron employees who will become employees and consultants of the Company. Since the number of shares currently available under the Company's Option Plan is insufficient for the Company to meet this obligation, stockholder approval of the proposed amendment to the Company's Option Plan is a condition to Micron's obligation to consummate the Micron Transaction. The Board of Directors believes that the Micron Transaction will benefit the Company for the reasons described in the section of this proxy statement entitled "AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK".


United States Federal Income Tax Consequences Relating to Stock Options

  The following is a description of the tax consequences relating to stock options under United States tax law. Individuals subject to taxation in any other country should consult their own tax advisors regarding the tax consequences relating to the exercise of stock options and the sale of shares acquired upon the exercise of such options.

  Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an incentive stock option ("ISO") under the Option Plan.

  If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to the Company for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee.

  If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year or one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Company is entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain and does not result in any deduction to the Company. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

  Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Company.


Votes Required

  The affirmative vote of the holders of a majority in interest of the Common Stock present, or represented, and entitled to vote at the meeting is required to approve the proposed amendment to the Option Plan. Broker non-votes will not be counted as present or represented for this purpose. Abstentions will be counted as present and entitled to vote and, accordingly, will have the effect of a negative vote.


           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
                                                    ===

                          PROPOSAL TO ISSUE SECURITIES


  As described in the section of this proxy statement entitled "AMENDMENT OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK", the Company has entered into a definitive agreement to purchase certain assets of Micron relating to field emission displays including certain equipment and other tangible assets, certain contract rights and cash. The Company will also be leasing, but not acquiring, the facilities that are currently used by Micron relating to its field emission display activities Pursuant to the Micron Transaction, the Company would issue 7,133,562 shares of the Company's Common Stock and a warrant to purchase 310,000 shares of the Company's Common Stock at an exercise price of approximately $2.25 per share. After the issuance of these shares of the Company's Common Stock, Micron will be a holder of approximately 32% of the Company's outstanding Common Stock. The Company's Common Stock is traded on the Nasdaq National Market and Easdaq and the Company is thus governed by certain Nasdaq and Easdaq rules. Pursuant to Nasdaq rules, the Company's stockholders are required to approve an issuance of more than 20% of the number of shares of Common Stock outstanding before the issuance. In order to issue such number of shares to Micron, stockholder approval must be obtained. Stockholder approval of the proposed issuance is a condition to Micron's obligation to consummate the Micron Transaction. As previously stated, the Board of Directors believes that the Micron Transaction may benefit the Company in numerous ways, including: (i) the acceleration of research and development programs, especially in the area of new product development, including the development of color and large size displays,
(ii) receiving a ten year world-wide royalty-free license under all of Micron's 406 field emission display specific patents and field emission display specific patent applications (iii) the opportunity to use a portion of Micron's equipment to support an increase in the Company's manufacturing capacity, (iv) the anticipation of greater access to financings from investors because of an expected enhanced competitive position of the Company resulting from several factors including Micron becoming the Company's largest shareholder, the Company's US presence being significantly improved, and the Company taking advantage of consolidation in the field emission display industry, and (v) the availability of approximately $4.3 million included in the assets to be acquired.

  The affirmative vote of holders of a majority of the shares of capital stock outstanding and entitled to vote at the meeting is required to approve this proposal and issue the shares to Micron. For purposes of the vote to issue the shares to Micron, abstentions and broker non-votes are treated as votes against the proposal.



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.
                                                    ===

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended December 31, 1998, the Company's Compensation Committee consisted of Messrs. Schmidt and Hawkins. None of the members of the Compensation Committee has been an officer or employee of the Company.

  Mr. Noblanc, who was a member of the Company's Board of Directors and its Audit Committee until March 1999, is an officer of CEA Industrie, S.A., which is controlled by the Commissariat a l'Energie Atomique ("CEA"), the French atomic agency. In September 1992, the Company licensed its fundamental technology from the Laboratoire d'Electronique, de Technologie et d'Instrumentation ("LETI"), a research laboratory of the CEA, pursuant to an exclusive, worldwide, royalty-bearing license agreement with CEA (the "LETI License Agreement"), which has a term of twenty years. The LETI License Agreement was amended in July 1993, March 1994 and October 1997. Beginning in 1996, the Company became obligated under the LETI License Agreement to make royalty payments to the LETI based on the sales of products incorporating licensed technology. In addition to such royalty payments, the Company must pass through to CEA a percentage of any lump sum sublicense fees earned after 1993 and royalties on sales of licensed products by the Company's sublicenses. Pursuant to an amendment to the LETI License Agreement signed in 1997 (the "1997 CEA Amendment"), the royalty rates and minimum payments from the Company to CEA were increased for a period of three years. An amount of $308,000 was accrued in 1998 in that respect.

  The Company also entered into a research and development agreement with CEA ("the "LETI Research Agreement") in 1992, under which the Company funds research at the LETI. Pursuant to the LETI Research Agreement, the Company expensed $36,000 in 1992, $1,335,000 in 1993, $1,506,000 in 1994, $1,339,000 in 1995,
$644,000 in 1996, and $637,000 in 1997.  In 1998, the Company recorded $848,000 as expenses pursuant to the LETI Research Agreement.

                                 SHARE OWNERSHIP

  The following tables set forth certain information regarding the ownership of the Company's Common Stock and Series E Preferred Stock as of March 10, 1999 by
(i) persons known by the Company to be beneficial owners of more than 5% of its Common Stock and Series E Preferred Stock, (ii) the executive officers named in the Summary Compensation Table, (iii) the directors and nominees for election as directors of the Company, and (iv) all current executive officers and directors of the Company as a group:

Common Stock

                                                                    Shares of Common Stock
                                                                    Beneficially Owned (1)
                                                      ------------------------------------------------
                        Beneficial Owner                       Shares              Percent of Class
---------------------------------------------------   -----------------------      ----------------
Sumitomo Corporation                                          3,077,302        (2)        20.3%
1-2-2 Hitotsubashi, Chiyoda-Ku
Tokyo, 100 Japan

The Kaufmann Fund, Inc.                                       1,678,169        (3)        11.1%
140 East 45th Street
43rd floor
New York, NY 10017

United Microelectronics Corp.                                  111,111                    7.3%
2F, NO. 76 SEC 2, Tunhwa S. RD.,
Taipei, Taiwan, R.O.C.

CEA Industrie                                                  793,656                    5.2%
31-33 rue de la Federation
75752 Paris Cedex 15 France

Jean-Luc Grand-Clement                                         715,289        (4)         4.5%

Dieter Mezger                                                  225,000        (5)         1.5%

Francis G. Courreges                                           157,334        (6)         1.0%

Michel Garcia                                                  131,366        (7)           *

Tom M. Holzel                                                   77,500        (8)           *

John A. Hawkins                                                  6,000        (9)           *

William C. Schmidt                                               4,000        (10)          *

All directors and executive officers                         1,363,196        (11)        8.3%
as a group (9 persons)

* Less than one percent.

(1) Except as otherwise indicated in these footnotes, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Share ownership information includes shares of Common Stock issuable pursuant to outstanding options which may be exercised within 60 days after March 10, 1999.
(2) Consists of 3,077,302 shares of Common Stock subject to the conversion of a $5 million convertible note issued in 1997. This note is convertible, starting in April 1999, into shares of Common Stock of the Company at a conversion price equal to 80% of the market price on the conversion date.
(3)   Consists of 1,678,169 shares of Common Stock (information as of April 15,
      1998). In addition, The Kaufmann Fund, Inc. holds 266,297 Series E Preferred Stock which are convertible into Common Stock starting June 1999. As of March 10, 1999, these Series E Preferred Stock would have been convertible into 2,699,076 shares of Common Stock (See Series E Preferred Stock chart below).
(4) Includes 53,605 shares held by Mr. Grand-Clement's wife and 590,578 shares of Common Stock subject to options exercisable as of March 10, 1998 or within 60 days thereafter, of which 6,617 shares are subject to options held by Mr. Grand-Clement's wife.

(5) Consists of 225,000 shares of Common Stock subject to options exercisable as of March 10, 1999 or within 60 days thereafter.
(6) Includes 153,334 shares of Common Stock subject to options exercisable as of March 10, 1999 or within 60 days thereafter.
(7) Includes 123,605 shares of Common Stock subject to options exercisable as of March 10, 1999 or within 60 days thereafter.
(8) Consists of 77,500 shares of Common Stock subject to options exercisable as of March 10, 1999 or within 60 days thereafter.
(9) Consists of 6,000 shares of Common Stock subject to an option exercisable as of March 10, 1999 or within 60 days thereafter. Mr. John A. Hawkins, a director of the Company, is a limited partner of Alta V Limited Partnership and disclaims beneficial ownership of all 572,916 shares held by Alta V Limited Partnership and Customs House Partners, except to the extent of his proportionate pecuniary interests therein.
(10) Consists of 4,000 shares of Common Stock subject to an option exercisable as of March 10, 1999 or within 60 days thereafter. Mr. Schmidt, a director of the Company, is a Vice President of Eventech Limited and of Advent International Corporation. Mr. Schmidt disclaims beneficial ownership of all 675,945 shares held by the funds affiliated with Advent International Corporation, except for 80 Shares which he beneficially owns as a partner in Advent International Investors Limited Partnership and 192 Shares which he beneficially owns as a partner in Advent International Investors II L.P.
(11) Excludes shares, as to which beneficial ownership is disclaimed, described in footnotes (9)-(10). Includes 1,225,017 shares of Common Stock subject to options exercisable as of March 10, 1999 or within 60 days thereafter.


Series E Preferred Stock

                                                                            Shares of Series E Preferred Stock
                                                                                    Beneficially Owned
                                                                    ------------------------------------------------
                                                                                                        Percent of
                        Beneficial Owner                                     Shares                       Class
----------------------------------------------------------------    -----------------------         ----------------
The Kaufmann Fund, Inc.                                                      266,297          (1)           72.5%
140 East 45th Street
43rd floor
New York, NY 10017

Citadel Investment Group, L.L.C.                                              88,766          (2)           24.2%
225 West Washington Street
Chicago, Illinois 60606

(1) The 266,297 shares of Series E Preferred Stock are convertible into shares of Common Stock starting June 22 1999. As of March 10, 1999, these Series E Preferred Stock would have been convertible into 2,699,076 shares of Common Stock. In addition, the Kaufmann Fund, Inc. holds 1,678,169 shares of Common Stock of the Company (See Common Stock chart above). As of March 10, 1999, the Kaufmann Fund, Inc. holds 4,377,245 shares of Common Stock on a as-converted basis.

(2) The 88,766 shares of Series E Preferred Stock are convertible into shares of Common Stock starting June 1999. As of March 10, 1999, these Series E Preferred Stock would have been convertible into 899,692 shares of Common Stock. In addition, Citadel Investment Group, L.L.C. holds 336,702 shares of Common Stock of the Company (Information as of January 4, 1999). As of March 10, 1999, Citadel Investment Group, L.L.C. holds 1,236,394 shares of Common Stock on a as-converted basis.

                       SECURITIES EXCHANGE ACT REPORTING

  The Company's executive officers and directors are required under Section 16(a) of the Exchange Act to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. Copies of those reports must also be furnished to the Company.

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1998 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements.



                        INFORMATION CONCERNING AUDITORS

  The firm of Ernst & Young independent accountants, has audited the Company's accounts since the inception of the Company and will do so for 1999. Representatives of Ernst & Young have been invited to attend the Annual Meeting.



                             STOCKHOLDER PROPOSALS

  The Company's Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give written notice to the Secretary of the Company not less than 45 days nor more than 60 days before the meeting, unless less than 60 days' notice or public disclosure of the meeting is given, in which case the stockholder's notice must be received within 15 days after such notice or disclosure is given. The notice must contain specified information about the proposed business or nominee and the stockholder making the proposal or nomination. If any stockholder intends to present a proposal at the 2000 Annual Meeting of stockholders and desires that it be considered for inclusion in the Company's proxy statement and form of proxy, it must be received by the Company at Avenue Olivier Perroy, Zone Industrielle de Rousset, 13790 Rousset, France; Attention: Yves Morel, Chief Financial Officer, no later than November 23, 1999.



                                 OTHER MATTERS

  The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

  Certain financial information is attached as Annex A hereto. Stockholders are urged to review such information.

  IN ADDITION TO THE COMPANY'S ANNUAL REPORT, WHICH HAS BEEN MAILED TO STOCKHOLDERS, ANY HOLDER OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK MAY OBTAIN A COPY OF THE COMPANY'S FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR COPIES OF THE COMPANY'S FORM 10-K SHOULD BE ADDRESSED TO YVES MOREL, CHIEF FINANCIAL OFFICER, AVENUE OLIVIER PERROY, ZONE INDUSTRIELLE DE ROUSSET, 13790 ROUSSET, FRANCE.

                                                                         Annex A
                                                                         -------

Selected Financial Data

  The selected financial data set forth below as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 are derived from the Company's consolidated financial statements included elsewhere in this Report, which have been audited by Ernst & Young , independent auditors. The selected financial data set forth below as of December 31, 1996, 1995 and 1994 and for the years ended December 31, 1996, 1995 and 1994 are derived from audited consolidated financial statements not included in this Report. This data should be read in conjunction with the Company's consolidated financial statements and related notes thereto and ''Management's Discussion and Analysis of Financial Condition and Results of Operations'' under Item 7 of this report.

                                                                                      Fiscal Year
                                                           ------------------------------------------------------------------
                                                              1994         1995          1996          1997          1998
                                                           -----------  -----------  ------------  ------------  ------------
                                                                           (in thousands, except per share)
Operations
Total revenues............................................      6,225      $11,513      $  7,644      $  3,819      $  3,652
Loss from operations......................................     (4,940)      (9,278)      (12,041)      (15,774)      (19,686)
Net loss..................................................     (2,979)      (6,305)      (11,719)      (14,664)      (17,863)
Net loss per share........................................      (0.51)       (0.82)        (1.44)        (1.12)        (1.23)
Shares used in computing net loss per share...............      5,840        7,697         8,137        13,140        14,548

Balance Sheet
Working deficit / capital.................................        813       15,919          (859)        9,290           145
Total assets, less current assets.........................     15,300       18,569        19,701        24,058        32,592
Long term liabilities, less current portion...............      6,626        9,958         6,743        14,568        19,480
Stockholders' equity......................................      9,487       24,530        12,099        18,780        13,257


Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

   The Company was founded in June 1992 to develop and commercialize its field emission displays. Since its inception, the Company has been a development stage company devoting a majority of its resources to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, including Motorola Inc. ("Motorola") and Futaba Corporation ("Futaba"), and establishing manufacturing capabilities for its FEDs. To date, most of the Company's revenues have been cooperation and license revenues under these cooperation and license agreements and revenues from funding under grants from the French government and the European Union. In the future, the Company expects to generate its revenue primarily from the sale of products manufactured by Unipac under a contract manufacturing arrangement signed in May 1997. After adaptation of Unipac's plant, including addition of certain equipment and extensive transfer of PixTech's proprietary manufacturing processes, Unipac successfully manufactured FED samples in June 1998. While current shipments by Unipac of FEDs are still minimal, the Company expects that Unipac will be successful in increasing manufacturing yields in 1999 and therefore that display shipments from Unipac will exceed several thousand units per month by the end of 1999. However, the Company does not expect to generate positive gross margins on the sale of its products in 1999.

  In view of the development stage of the Company and the completion of the cooperation phase of existing cooperation and license agreements, the Company expects to rely mainly on product sales to generate revenues in 1999 and believes that historical financial results are not meaningful and should not be relied upon as an indication of future performance.

  The Company's expectations regarding its sources of future revenue are forward-looking statements. The amount, time and source of revenue generation will be affected by numerous matters including the availability of funds to finance its activities until volume shipments of products begin; the continued development of the Company's products, including the enhancement of the display performance and the cost-effective reproduction of the favorable characteristics demonstrated by the Company's current prototypes in the context of commercial production; the successful transition of the Company's prototype manufacturing processes to commercial manufacturing processes to achieve commercially viable yields; the successful development of a volume supply of FED products under contract manufacturing, the successful commercialization of FEDs by other members of the Company's licensees, and the successful development of sufficient market demand for the Company's products.

  The Company's products and its manufacturing processes are still in the early stages of development and testing. To date, the Company has only shipped limited quantities of products incorporating FED technology. The Company's only commercially available display is a 5.2-inch monochrome display which to date has been sold in limited quantities to more than a hundred customers.

   Pursuant to a license agreement with the CEA, the French atomic agency, the Company is obligated to make royalty payments on its product sales and to pass-through a portion of royalties on sales of royalty-bearing products by the Company's sublicensees. Pursuant to an amendment to the LETI License Agreement signed in 1997 (the "1997 CEA Amendment"), the royalty rates and minimum payments from the Company to CEA were temporarily increased for a period of three years. A royalty amount of $45,000, $109,000 and $308,000 was accrued in 1996, in 1997 and in 1998, respectively (See Notes to Consolidated Financial Statements--Note 16--Related Party transactions).

  All of the Company's expenses to date, except royalties and pass-through expenses payable to CEA and tax expenses directly associated with revenues from cooperation and license agreements, have been recorded as operating expenses, since the Company has not shipped products in quantities sufficient to determine a meaningful cost of products sold category.

  The Company has incurred cumulative losses of $54.1 million from inception to December 31, 1998. The Company has incurred operating losses every quarter in 1996 , 1997 and 1998, and expects to incur additional operating losses. The magnitude and duration of the Company's losses will depend on a number of factors within and outside of the Company's control, including the rate at which it can successfully manufacture and commercialize its FEDs, if at all, and the related costs of such efforts. Successful commercialization of such displays will in turn depend on a number of factors, including the successful development of sufficient market demand for the Company's products.

Results of Operations

  Cooperation and License Revenues.   The Company recognized revenues under
cooperation and license agreements of $5.4 million in 1996, $1.9 million in 1997 and $1.2 million in 1998. The significant decrease in cooperation and license revenues in 1997 and 1998 over 1996 reflects the achievement by the Company at the end of 1996 of most of its contractual milestones. The cooperation phase of these agreements, which had generated milestone revenues for the Company, expired in June 1998. In the future, the Company expects to derive royalty revenues only under existing cooperation and license agreements. Such royalty revenues will be based on licensees' sales, if any, of royalty-bearing products.

  The Company may grant royalty-bearing licenses to the FED cross-licensed technology to third parties subject to certain restrictions. Royalties payable to PixTech under such third-party licenses will be shared with the existing licensees.

  In 1997, the Company entered into a cooperation agreement with a major Japanese CRT manufacturer to demonstrate a 15-inch FED display. Revenues generated under this agreement in 1997 and 1998 were included in Cooperation and License Revenues. In February 1999, the Company entered into a subsequent cooperation agreement with its CRT partner. The Company does not expect any significant revenues to be associated with such agreement.

  Product Sales. The Company recognized product sales of $791,000 in 1996, $745,000 in 1997 and $445,000 in 1998. Through 1997, these product sales primarily represented the shipment of a limited number of high-priced FED displays and cathodes to customers for evaluation and product development purposes. In 1998, product revenues primarily reflected the shipment of displays to the Company's first volume customer, Zoll Medical. While the number of displays shipped increased significantly in 1998 over 1997, the average selling price was reduced, reflecting commercially priced sales. The Company expects to increase product shipments in 1999, mainly from its contract manufacturer, Unipac.

  Other Revenues. Other revenues consist of funding under European development contracts and other miscellaneous revenues. Other revenues were $1.4 million in 1996, $1.1 million in 1997 and $2.0 million in 1998. Of these revenues, $800,000, $663,000 and $1.2 million were related to a development contract granted in December 1994 from the French Ministry of Industry to support manufacturing of FEDs, in 1996, 1997 and 1998 respectively. The Company successfully completed this development contract and will not derive any additional revenue from it. In addition, the Company expects to earn development-contract related revenues in 1999, primarily following expected recognition as income of certain amounts collected by the Company before December 31, 1998, and previously recorded as Deferred Revenues (See Notes to Consolidated Financial Statements--Note 12--Other and deferred revenues).

  Research and Development Expenses--Acquisition of Intellectual Property
Rights.   Since its inception, the Company expensed $4.9 million for the acquisition of intellectual property rights from its licensees and other third parties. In 1998, the Company expensed $125,000 in relation to a license agreement with Coloray Display Corporation, a California corporation ("Coloray"), providing PixTech with a worldwide, nonexclusive royalty-free license on certain technologies related to field emission displays.

  Other Research and Development Expenses.   Other research and development
expenses include salaries and associated expenses for in-house research and development activities conducted both in its pilot plant and its research and development facility in Santa Clara, the cost of staffing and operating the Company's pilot manufacturing facility and since 1997, the cost of supporting the transfer of the Company's FED technology to Unipac. Other research and development expenses also include obligations to CEA under the LETI Research Agreement, and miscellaneous contract consulting fees.

  Other research and development expenses increased from $15.8 million and $15.5 million in 1996 and 1997 respectively to $19.2 million in 1998. This increase reflected the continued development of the Company's FED technology, the cost of supporting the transfer and adjustment of its FED manufacturing processes to Unipac, as well as the significant increase in the level of its pilot manufacturing activities to support early deliveries of its displays to customers.

  Sales and Marketing Expenses. The Company incurred sales and marketing expenses of $1.1 million in 1996, $1.5 million in 1997 and $1.4 million in 1998. The Company believes sales and marketing expenses may increase in the future, reflecting the expansion of the Company's sales and marketing organization both in the United States and in Europe. The Company signed distribution agreements of its FED products respectively with Sumitomo for the Japanese and Asian market areas in 1997. In 1999, the Company intends to progress on its efforts to conclude similar distribution agreements for both the United States and Europe, in order to expand market reach in a cost effective manner.

  Such expectation regarding increased product shipments and customer contracts is a forward-looking statement, the fulfillment of which is dependent on numerous factors. See Item 1. Business - Strategy. In addition, in order to achieve its objectives, the Company will need to expand its business rapidly and add sales, marketing, manufacturing, administrative and management personnel, as well as establish and manage its international operations.

  General and Administrative Expenses.   General and administrative expenses
amounted to $2.5 million in 1998, an increase of 4% over general and administrative expenses incurred in 1997, which amounted to $2.4 million, reflecting an increase in staff expenses. General and administrative expenses amounted to $2.7 million in 1996.

  Interest Income (Expense), Net.   Interest income is comprised of interest on
available and restricted cash. Interest expense is comprised of interest payable on long-term obligations. Net interest expense was $708,000 in 1998, while the Company recorded a net interest income of $470,000 in 1997, and of $66,000 in 1996, reflecting the increase in long-term liabilities.

   Currency Fluctuations.   Although a significant portion of the Company's
revenues are denominated in U.S. dollars, a substantial portion of the Company's operating expenses are denominated in Euros. Gains and losses on the conversion to U.S. dollars of assets and liabilities denominated in Euros may contribute to fluctuations in the Company's results of operations, which are reported in U.S. dollars. Most of the Company's capital lease obligation is expressed in Taiwanese dollars. In 1998, fluctuations of the parity of the Taiwanese dollar versus the Euro caused significant foreign exchange gains or losses and may continue to do so in the future. The Company recorded net foreign exchange gains of $256,000 in 1996, $54,000 in 1997 and $372,000 in 1998. The Company
cannot predict the effect of exchange rate fluctuations on future operating results. To date, the Company has not undertaken hedging transactions to cover its currency exposure, but it may do so in the future.

  Income tax. The Company has recognized French income tax benefits of $7.9 million since inception, including $586,000 in 1997 and $2.2 million in 1998. These income tax benefits represent tax credits for research and development activities conducted in France and the benefits of net operating loss carryforwards, net of valuation allowance. As of December 31, 1998, a valuation allowance of $19.2 million was provided against a net deferred tax asset of $23.8 million. The tax credits for research and development activities will be paid in cash to the Company if the Company is not able to credit them against future income tax liabilities within three fiscal years. The Company collected $29,000 and $2.8 million in 1997 and 1998 respectively, representing income tax benefits recorded in 1992, and in 1993 and 1994, respectively.

  The Company does not expect to record significant additional tax credits for research and development activities, if any, in the foreseeable future, as the benefit is based on increases in eligible research and development expenses in a given year over the two previous fiscal years.

  As of December 31, 1998, the Company had net operating loss carryforwards in France of approximately $49.4 million of which $5.6 million, $5.9 million, $10.7 million and 15.5 million will expire in 2000, 2001, 2002 and 2003, respectively, if they are not utilized.

Quarterly Results of Operations

  The following table presents certain unaudited quarterly financial information for each quarter in 1997 and 1998. In the opinion of the Company's management, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this report and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results are subject to fluctuations and thus, the operating results for any quarter are not necessarily indicative for any future period.

(amounts in thousands)                                         Three Months Ended
                               ----------------------------------------------------------------------------------------
                               Mar. 31,   June 30,   Sept. 30,   Dec. 31,   Mar. 31,   June 30,   Sept. 30,   Dec. 31,
                               ---------  ---------  ----------  ---------  ---------  ---------  ----------  ---------
                                 1997       1997        1997       1997       1998       1998        1998       1998
                               ---------  ---------  ----------  ---------  ---------  ---------  ----------  ---------
Revenues:
 Cooperation and license
  revenues...................   $   707    $ 1,011     $    --    $   214    $    --    $ 1,001     $   238    $    --
 Product sales...............       173        255         152        165         21         66         135        223
 Other revenues..............       673         47         284        138      1,232        311         225        200
                                -------    -------     -------    -------    -------    -------     -------    -------
                                  1,553      1,313         436        517      1,253      1,378         598        423
Cost of revenues:
 License fees and
   royalties.................        --        (61)         --       (120)       (79)      (122)        (80)       305
                                -------    -------     -------    -------    -------    -------     -------    -------
Gross margin:                     1,553      1,252         436        397      1,174      1,256         518        728
 Operating expenses:
 Research and development:        4,174      3,904       3,227      4,192      3,925      4,553       5,107      5,829
 Sales and marketing.........       380        402         369        345        339        354         371        369
 General and administrative         606        682         611        520        637        586         639        653
                                -------    -------     -------    -------    -------    -------     -------    -------
   Total operating
     expenses................     5,160      4,988       4,207      5,057      4,901      5,493       6,117      6,851
                                -------    -------     -------    -------    -------    -------     -------    -------
Loss from operations.........    (3,607)    (3,736)     (3,771)    (4,660)    (3,727)    (4,237)     (5,599)    (6,123)
Interest income (expense),
   net.......................       131        211          82         46        (80)      (174)       (208)      (246)
Foreign exchange gain (loss)       (238)        67          32        193        285        424         844     (1,181)
                                -------    -------     -------    -------    -------    -------     -------    -------
Loss before income tax
   benefit...................    (3,714)    (3,458)     (3,657)    (4,421)    (3,522)    (3,987)     (4,963)    (7,550)
Income tax benefit...........        --         --          --        586         --         --       1,047      1,112
                                -------    -------     -------    -------    -------    -------     -------    -------
Net income (loss)............   $(3,714)   $(3,458)    $(3,657)   $(3,835)   $(3,522)   $(3,987)    $(3,916)   $(6,438)
                                =======    =======     =======    =======    =======    =======     =======    =======

  The Company expects that it will continue to experience fluctuations in its quarterly operating results. In the past, these fluctuations have been caused by a variety of factors, including the rate of growth of the Company's research and development activities, the rate of growth of the costs related to the transfer and adaptation of the Company's manufacturing process to Unipac, and the extent of foreign exchange gains or losses.

Liquidity and Capital Resources

  The Company has used $32.0 million in cash to fund its operations from inception through December 31, 1998, and $29.6 million in capital expenditures and investments. Through December 31, 1998, the Company has funded its operations and capital expenditures primarily from sales of $67.5 million of equity securities and $19.0 million of proceeds from borrowings and sale-leaseback transactions. In 1998, the Company used $9.3 million in cash to fund its operations and $1.9 million in capital expenditures and investments.

  Capital expenditures were $5.9 million in 1996, $1.2 million in 1997 and $1.9 million in 1998. In 1996, capital expenditures were primarily for leasehold improvements, facility expansion, and equipment installed in its pilot manufacturing facility, while 1997 and 1998 capital expenditures remained focused on limited capacity expansion in the Company's pilot line. As of December 31, 1998, the Company had commitments for capital expenditures of approximately $100,000. Implementing volume production at Unipac's manufacturing plant required significant capital expenditures. An amount of $14.2 million of capital expenditures for equipment only was required which, pursuant to the Foundry Agreement, was purchased and funded by Unipac. A portion of that equipment is leased to PixTech and amounts to $12.0 million as of December 31, 1998. The Company expects that additional capital expenditure will be required in 1999 to increase capacity at Unipac and to complete implementation of manufacturing processes, both for monochrome and for color products.

  Restricted cash amounted to $10.1 million in 1997 and was related to the security interest granted by the Company to its Taiwanese manufacturing partner, Unipac, pursuant to the Foundry Agreement signed in 1997, in relation to the purchase and funding by Unipac of volume FEDs production equipment. The written bank guaranty provided by the Company to Unipac is expected to decrease to match the net amount of equipment leased by Unipac to the Company.

  The Company has existing contracts with French authorities providing for the payment of grants to the Company totaling approximately $4.0 million, which were fully paid to the Company as of December 31, 1998. In 1997 and January 1999, the Company entered into two R&D agreements with French authorities. Under these agreements, the Company expects to benefit from zero-interest loans totaling approximately $3.4 million, of which 50% are expected to be collected in 1999.

  In February 1997, the Company entered into an R&D agreement with the European Union and other European industrial companies for 18 months starting February 1, 1997. The contribution of the European Union to the costs incurred by the Company amounts to $800,000 over the period. The Company received $423,000 and $293,000 from this contribution respectively in 1997 and in 1998, which were not recognized as income as all conditions stipulated in the agreement were not met.

  In 1998, the Company received $96,000 in relation to another R&D agreement entered into in 1993 with the European Union and other European industrial companies. The total contribution of the European Union amounted to $546,000. The Company received $330,000 in 1994, $120,000 in 1995 and $96,000 in 1998 from this contribution. The Company does not expect to derive any additional revenue from this contract.

  The Company recognized French income tax benefits of $7.9 million since inception. These income tax benefits represent tax credits for research and development activities conducted in France, which are paid in cash to the Company if it is not able to credit them against future income tax liabilities within three fiscal years. In 1998, the Company collected $2.8 million, representing R&D tax credits recorded in 1993 and 1994. In 1999, the Company expects to collect up to $3.2 million from R&D tax credits recorded in 1995.

  Cash flows generated from financing activities were $9.5 million in 1998, as compared to $30.3 million in 1997. These financings consisted primarily of sales of shares of Common Stock and of Convertible Preferred Stock in private placements, resulting in net proceeds to the Company of $4.5 million (net of issuance costs) and $7.5 million, respectively. Cash flow generated from financing activities exclude non-cash transactions related respectively to (i) the issuance of 14,000 shares of the Company's Common Stock to Coloray Display Corporation with a value of $50,000 (See "Notes to Consolidated Financial Statements - Note 11 -- Stockholders' Equity") and (ii) the dividends attached to the shares of Convertible Preferred Stock in the amount of $12,000 (See "Notes to Consolidated Financial Statements - Note 11 -- Stockholders' Equity").

  The Company believes that cash available at December 31, 1998 together with the anticipated increase in product sales in 1999 and the anticipated proceeds during 1999 from R&D tax credits and from the various grants and loans described above will be sufficient to meet its cash requirements, including repayment of the current portion of its long term obligations in the amount of $5.6 million at December 31, 1998, until at least June 30, 1999. The Company intends to improve its liquidity and financial position through capital increases expected to take place in 1999.

  The Company will require substantial funds to conduct research, development and testing, to develop and expand commercial-scale manufacturing systems and to market any resulting products. Changes in technology or a growth of sales beyond currently anticipated levels will also require further investment. The Company's capital requirements will depend on many factors, including the rate at which the Company can develop its products, the market acceptance of such products, the levels of promotion and advertising required to launch such products and attain a competitive position in the marketplace and the response of competitors to the Company's products. There can be no assurance that funds for these purposes, whether from equity or debt financing, or other sources, will be available when needed or on terms acceptable to the Company.

Outlook: Issues and Risks

The Company is currently focused on the following activities which it believes are necessary to the success of its business:

  . successfully implementing the manufacture of FEDs by its Taiwanese contract manufacturer, Unipac;
  . improving its manufacturing processes and yields, both in its pilot plant and at Unipac;
  .   expanding its customer base and product offering, and
  . continuing the development of its FED technology, including the development of large FED displays.

In evaluating its outlook, the following risks and issues should be considered, among others which are common among development stage companies such as its. It is especially important to keep these risk factors in mind when reading "forward-looking statements." These are statements that relate to future periods and include discussions relating to the Company's market opportunities, acquisition opportunities, ability to compete; and stock price. Generally, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Forward-looking statements involve risks and uncertainties, and its actual results could differ materially from the results discussed in the forward-looking statements because of these and other factors. Forward-looking statements are current only as of the date of this Prospectus. The Company does not have any obligation to disclose if forward-looking statements, or the circumstances they are based on, change.

The Company May Not Have Operating Income or Net Income in the Future and It May Have Problems Raising the Money It Needs in the Future

Since the Company inception, the Company has had significant operating losses. During the year ended December 31, 1998, its net operating loss amounted to $19.7 million, as compared to $15.8 million during the year ended December 31, 1997.

In the future, the Company expects that it will need to obtain money from sources outside the Company, as it has done in the past. There is no guarantee that any of the outside sources will provide the Company with the money when needed. In addition, even if the Company is able to find outside sources which will provide it with the money when needed, in order to raise this money the Company may be required to issue securities with better rights than the rights of its common stock or it may be required to take other actions which lessen the value of its current common stock, including borrowing money on terms that are not favorable to it.

There are Risks Associated with Using a Single Contract Manufacturer to Manufacture its FEDs.

The Company believes that its ability to commercialize medium to large volumes of FEDs depends on its ability to have Unipac manufacture FEDs. If the Company is not able to implement its manufacturing plans with Unipac as expected, the Company will not be able to ship medium to large volumes of FED products. Furthermore, the Company will not be able to obtain an acceptable cost for its FED displays through high volume manufacturing, as compared to manufacturing FEDs at its pilot production facility. This situation would materially adversely affect its operations. In May 1997, the Company signed a Foundry Agreement with Unipac, a liquid crystal display manufacturer based in Taiwan. Under the agreement, Unipac has installed volume production equipment to produce FEDs at its manufacturing plant, and has begun production for exclusive delivery of FED displays to the Company. Expectations about the final timing of this manufacturing plan with Unipac are forward-looking statements that still involve risks and uncertainties, including the ease or difficulty of the transfer of the FED technology to Unipac.

The Company's reliance on a single contract manufacturer will involve several risks. For example, the Company could be unable to obtain an adequate supply of required products if Unipac did not supply enough products. Moreover, the Company will have less control over the price of the finished products, the timeliness of their delivery and their reliability and quality. The Company's failure to adequately manage this contract manufacturing relationship or any delays in the shipment of its products would adversely effect the Company.

The Company's Products and Manufacturing Processes are Still under Development and The Company Still Needs to Obtain Commercially Acceptable Yields and Acceptable Costs of Products.

In order for the Company to succeed, it must continue to develop and produce a range of products incorporating its FED technology. At this time, the Company has successfully developed only one product that has been incorporated into a commercial end-user application. The Company will need to complete the development of additional FED products before they can be sold to the public, and there is no guaranty that the Company will succeed in these development efforts. If the Company does not develop these new products, it will not be successful.

The Company has used its pilot manufacturing facility in Montpellier, France to produce only a limited number of products suitable for sale. Additionally, the Company has not completed testing of its manufacturing processes at Unipac. In order for the Company to be successful, it must make certain improvements to its manufacturing processes. In particular, it must improve its manufacturing yields in order to demonstrate the low cost potential of its FED technology. Even if the Company succeeds in completing the development and testing of its manufacturing processes, it can not be sure that the favorable characteristics demonstrated by its current displays manufactured at its pilot manufacturing facility will be reproduced on a cost- effective basis in commercial production.

The Company has, at this time, encountered a number of delays in the development of its products and processes, and it is possible that further delays will occur. Any significant delays could cause the Company to miss certain market opportunities and could have a material adverse effect on its business.

The Company Needs to Further Enhance its Display Performance.

The Company may never improve the performance characteristics of its color FEDs to a level that is commercially acceptable or fail to do so on a timely basis, either of which could adversely affect its business. Key elements of display performance are brightness, power efficiency and stability over time (life time and reliability). The Company is seeking to balance brightness with power efficiency to produce bright and low power-consumption displays. Display reliability depends heavily on the manufacturing process used in assembling the displays as well as the characteristics of the phosphors used in the display. In order to produce color displays that will provide the product life and other characteristics necessary for most applications, the Company needs to make further advances in its manufacturing processes.

The Company face Intense Competition and Needs to Compete with Current and Future Competing Technologies.

The Company's competitors may succeed in developing products that outperform its displays or that are more cost effective. If its competitors develop products that offer significant advantages over its products and if the Company is unable to improve its technology, or develop or acquire alternative technology that is more competitive, it would be adversely affected.

The market for "flat panel display," or "FPD", products is currently dominated by products utilizing "liquid crystal display," or "LCD", technology. Certain LCD manufacturers, such as Sharp, NEC and Hitachi, have substantially greater name recognition and financial, technological, marketing and other resources than us. Furthermore, LCD manufacturers have made, and continue to make, substantial investments in improving LCD technology and manufacturing processes and in the construction of manufacturing facilities for displays. The Company believes that, over time, this will have the effect of reducing average selling prices of FPDs. In addition, recently there have been substantial increases in the worldwide manufacturing capacity of FPDs, and new competitors have entered the FPD market. Such changes may cause over-supply conditions leading to dramatic reductions in the price of FPDs. In order to effectively compete, The Company could be required to increase the performance of its products or reduce prices. In the event of price reductions, the Company will not be able to maintain gross margins unless it reduces its cost of sales.

There are a number of domestic and international companies developing and marketing display devices using alternative technologies to LCD technology, such as vacuum fluorescent displays, electro-luminescent panels and plasma panels.
In addition, the Company has ended its cooperation phase with both Futaba and Motorola in January 1997 and June 1998, respectively, and is aware of significant continued investments in FED technology development by each of them. In the future, the Company expects to face competition from both of them. Additionally, some of the basic FED technology is in the public domain and, as a result, the Company has a number of potential direct competitors developing FED displays. The Company is aware of several other companies which are developing FED technologies similar to its technology, including Sony, Fujitsu, and Samsung as well as smaller companies, including Candescent, FED Corporation, and Micron Display Division, a division of Micron Display Technology. Although the Company owns the rights to significant technological advances in FED technology, potential competitors may have developed or may soon develop comparable or superior FED technology. Many of the developers of alternative FPD and competing FED technologies have substantially greater name recognition and financial, research and development, manufacturing and marketing resources than the Company, and have made and continue to make substantial investments in improving their technologies and manufacturing processes.

Potential Customers may not Accept the Company's Products.

The Company is uncertain about the potential size and timing of its target market opportunities. It anticipates marketing its displays to "original equipment manufacturer" or "OEM" customers Its success will depend, in part, on the following factors:

   . whether OEMs select its products for incorporation into their products; . the successful introduction of such products by the OEMs; and . the successful commercialization of products developed by parties incorporating its products.

It is possible that demand for any particular product will not last or that new markets will fail to develop as the Company expects, or at all. Such deviations would materially and adversely effect the Company.

It takes a long time for any product to achieve market success, and such success is never certain. The introduction of new products is often delayed by the need to have the products selected by an OEM and designed into the OEM's products. For certain products, the delay attributable to a manufacturer's design cycle may be a year or longer. Factors affecting the length of these delays include:

  .  the size of the manufacturer;
  .  the type of application; and
  . whether the displays are being designed into new products or fitted into existing applications.

If volume production of such products is delayed for any reason, the Company's competitors may introduce new technologies or refine existing technologies which could diminish the commercial acceptance of its products. The Company has made efforts to design its products to be compatible with the electronic products with which they will be used and has targeted smaller markets where the design cycle may be shorter. However, unforeseen difficulty in incorporating the Company's products and technology, would lessen the commercial acceptance of its products. Furthermore, its OEMs will probably require the Company to implement certain manufacturing quality control procedures as well as prove its ability to manufacture the number of displays they require on a timely and reliable basis. The Company's failure to meet these requirements could have an adverse impact on its relationships with these OEMs and could prevent it from establishing relationships with other OEMs.

Future Cooperation and License Revenues May Decrease.

The Company has entered into various license agreements under which the Company was paid money for achieving certain milestones. At this time, the Company has recorded all expected revenues associated with these milestone payments. If the Company fails to conclude new royalty-bearing licenses or cooperation agreements, it could be adversely affected. The Company must execute further cooperation and/or license agreements with third parties that are not existing licensees before it will receive any future cooperation or license revenues. Should the Company successfully enter such agreements, a portion of the revenues from such contracts may need to be shared with the existing licensees.

In addition, the Company will only recognize royalty revenues under cooperation and license agreements with existing or future licenses if any of its licensees incorporate licensed technology into products that are successfully commercialized. The Company can not guarantee that any of its licensees will successfully develop or commercialize any FED products. The Company believes that one of its existing licensees, Raytheon Company, may have suspended its internal program to develop FEDs.

The Company May Have Difficulty Protecting Patents and other Proprietary Rights to its Technology.

The Company has been granted, has filed applications for, and has been licensed under a number of patents in the United States and other countries. However, rights granted under patents may not provide the Company with any competitive advantage over competitors with similar technology, and any issued patents may not contain claims sufficiently broad to protect against these competitors.

The Company has not conducted an independent review of patents issued to other companies. The Company cannot be certain that it was the first creator of inventions covered by pending patent applications or the first to file patent applications on such inventions because patent applications in the United States are maintained in secrecy until patents issue and the publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Competitors in both the United States and other countries may have applied for or obtained, or may in the future apply for and obtain, patents that will prevent, limit or interfere with its ability to make and sell its products.

Moreover, claims that its products infringe on the proprietary rights of others are more likely to be asserted after the Company begins commercial sales of products using its technology. Although the Company believes that its products do not infringe the patents or other proprietary rights of third parties, it is possible that third parties will assert infringement claims against us and that such claims will be successful. It is also possible that competitors will infringe its patents. Even the successful defense and prosecution of patent suits is costly and time consuming. The adverse outcome of a patent suit could subject us to significant liabilities to other parties, require disputed rights to be licensed from third parties or require us to stop selling its products.

The Company also relies on unpatented, proprietary technology which is significant to the development and manufacture of its displays. Others may independently develop the same or similar technology or obtain access to its unpatented technology. To protect its trade secrets and other proprietary information, the Company requires employees, consultants, advisors and collaborators to enter into confidentiality agreements. It is possible that the agreements may be breached, that the Company would not be fully compensated for any such breach, or that its trade secrets will otherwise become known or be independently developed or discovered by competitors. If the Company is unable to maintain the proprietary nature of its technologies, its business could be adversely affected.

The Company has received correspondence from Futaba Corporation and its legal counsel beginning in February 1998 alleging the following:

  . the Company is infringing one or more patents owned by Futaba relating to the construction and manufacture of its displays that are not expressly included under the license agreement between the Company and Futaba;

  . its use of terms such as "alliance" and "partners" in describing the nature of its contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading; and

  . certain provisions in the Foundry Agreement with Unipac constitute an impermissible sublicense of Futaba technology.

The Company does not believe such claims have any merit and have denied each of the allegations in correspondences with Futaba and its counsel. Futaba has also claimed that the Company improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has, in turn, disclosed such information to a third party vendor. If Futaba prevails on any of these claims, the Company may be required, among other adverse consequences, to modify the construction and manufacture of its displays and may, as a result, be materially adversely affected.

Currency Fluctuations May Cause Gains or Losses.

A large percentage of its net assets and of the Company's costs is expressed in Euros. Fluctuations of the value of the U.S. dollar versus the Euro may cause significant foreign exchange gains or losses. Most of the Company's capital lease obligation is expressed in Taiwanese dollars. Fluctuations of the value of the Taiwanese dollar versus the Euro or the US dollar may cause significant foreign exchange gains or losses.

The Company May be Affected by Year 2000 Errors in Computer Systems.

There is a significant uncertainty regarding the effect of the Year 2000 issue because computer systems which do not properly recognize date sensitive information when the year changes to 2000 could generate erroneous data or altogether fail. The Company is in the process of conducting a comprehensive review of its computer systems and manufacturing equipment to identify applications that could be affected by the inability of certain computer systems to format and manipulate data containing dates including the year 2000 and subsequent years. Although management does not expect that costs associated with modifying existing computer systems and manufacturing equipment will have a significant impact on its financial position or result of operations, there can be no assurance that such modifications will be successfully implemented or that these costs will not be significant. The Company currently has no contingency plans in place in the event it does not complete all phases of the year 2000 review. The Company plans to evaluate the status of completion during 1999 and determine whether such a plan is necessary. In addition, the Company depends on a limited group of suppliers. There can be no assurance that those suppliers will not be significantly impacted by the "Year 2000" issue. If those suppliers are significantly impacted by the "Year 2000" issue, such suppliers may not be able to continue their supply of parts to the Company without interruption. The Company is in the process of identifying third party vendors that are non-Year 2000 compliant and of assessing the following consequences. In particular, the Company requested from Unipac, its Taiwanese manufacturing partner, to assess whether its computer systems and manufacturing equipment could be affected by the "Year 2000" issue and, if so, to present a contingency plan. To implement its large volume manufacturing strategy, the Company is dependent on Unipac's ability to be successful in addressing the "Year 2000" issue. The Company's continued use of a vendor which is not Year 2000 compliant or the failure of the Company's own computer systems or manufacturing equipment to be fully Year 2000 compliant could materially adversely affect the Company's business, financial position and results of operations.

Holders of Common Stock May face Significant Dilution from the Conversion of Series E Preferred Shares.

In December 1998, the Company issued 367,269 shares of Series E Preferred Stock (the "Series E Stock"), at a price of $22.5313 per share, to certain institutional investors. The Series E Stock is generally convertible after June 21, 1999 into Common Stock at a rate equal to the lesser of (a) $2.25313, and
(b) the average closing price Common Stock over the ten trading day ending period ending on the day immediately preceding the day upon conversion. As of March 1st, 1999, the Series E Stock would have been convertible into 3,715,334 shares of Common Stock. Should the Company's stock price fall below $2.25313, conversion of Series E stock may result into the issuance of a significant additional number of shares of Common Stock, and may cause significant dilution to current holders of Common Stock.

Certain Anti-Takeover Provisions May Limit the Company's Stock Price

Certain provisions of the Company's certificate of incorporation and by-laws may discourage a third party from offering to purchase the Company. These provisions, therefore, inhibit actions that would result in a change in control of the company, including an action that may give the holders of the common stock the opportunity to realize a premium over the then-prevailing market price of their stock.

These provisions may also adversely affect the market price of the Common Stock. For example, under its certificate of incorporation, the Company can issue "blank check" Preferred Stock with such designations, rights and preferences as determined by its Board of Directors from time to time. This type of Preferred Stock could be used as a method of discouraging, delaying or preventing a change in control of the Company. In addition, the Preferred Stock issued by the company in December 1998 and any additional shares of Preferred Stock that the Company may issue in the future may adversely affect the voting and dividend rights, rights upon liquidation and other rights of the holders of common stock. The Company does not currently intend to issue any additional shares of preferred stock, but it retains the right to do so in the future.

Furthermore, the Company is subject to Section 203 of the Delaware General Corporation Law, which may discourage takeover attempts.

Quantitative and Qualitative Disclosures About Market Risk

   The market risk exposure inherent to the Company's international operations creates potential for losses arising from adverse changes in foreign currency exchange rates. The Company is exposed to such foreign currency exchange rate risk in two main areas : (i) a substantial portion of the Company's operating expenses are and are expected to be denominated in Euros, (ii) most of the Company's capital lease obligation is expressed in Taiwanese dollars. Fluctuations of the parity of the Taiwanese dollar versus the Euro or the US dollar may cause significant foreign exchange gains or losses. In addition, gains and losses arising from the conversion to U.S. dollars of assets and liabilities denominated in Euros or in Taiwanese dollars may contribute to fluctuations in the Company's results of operations, which are reported in U.S. dollars. To date, the Company has not undertaken hedging transactions to cover its currency exposure.

Financial Statements and Supplementary Data

                         Index to Financial Statements

                                                                            Page(s)
                                                                         --------------
Report of Independent Auditors...........................................         15

Balance Sheets...........................................................         16

Statements of Comprehensive Operations...................................         17

Statements of Stockholders' Equity (Deficit).............................    18 - 21

Statements of Cash Flows.................................................         22

Notes to Financial Statements............................................    23 - 39

                Financial statement schedules have been omitted since they are not required or are inapplicable

                          INDEPENDENT AUDITORS REPORT


The Board of Directors and Shareholders
PixTech, Inc.


  We have audited the accompanying consolidated balance sheets of PixTech, Inc. (a development stage company) as of December 31, 1997 and 1998 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from June 18, 1992 (date of inception) through December 31, 1998, and for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PixTech, Inc. (a development stage company) as of December 31, 1997 and 1998 and the consolidated results of its operations and its cash flows for the period June 18, 1992 (date of inception) through December 31, 1998 and for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 19 to the Financial Statements, the Company has suffered recurring losses from operations and its financial position raises substantial doubt about its ability to continue as a going concern. As discussed in note 19 to the Financial Statements, the Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.



                                  Ernst & Young AUDIT
                                  Represented by:  Christine Blanc-Patin



Marseilles, France
February 03, 1999

                          CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                                              December 31,       December 31,
                                                                                  1997               1998
                                                                              ------------       ------------
ASSETS
Current assets:
  Cash & cash equivalent available......................................          $ 12,428           $ 10,166
  Restricted cash - short term..........................................             1,259              1,685
  Accounts receivable:
    Trade...............................................................               953                456
    Other...............................................................                82                161
  Inventory.............................................................               702                980
  Other.................................................................             2,166              1,354
                                                                                  --------           --------
         Total current assets...........................................            17,590             14,802
Restricted cash - long term.............................................             8,816              8,427
Property, plant and equipment, net......................................             9,353             18,826
Goodwill, net...........................................................               226                150
Deferred tax assets.....................................................             5,058              4,643
Other assets - long term................................................               605                546
                                                                                  --------           --------
         Total assets...................................................          $ 41,648           $ 47,394
                                                                                  ========           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long term debt.....................................          $  1,364           $  3,410
  Current portion of capital lease obligations..........................               599              2,189
  Accounts payable......................................................             5,053              7,514
  Accrued expenses......................................................             1,284              1,544
                                                                                  --------           --------
         Total current liabilities......................................             8,300             14,657
Deferred revenue........................................................             2,546              2,162
Long term debt, less current portion....................................            11,024              8,391
Capital lease obligation, less current portion..........................               441              8,399
Other long term liabilities, less current portion.......................               557                528
                                                                                  --------           --------
         Total liabilities..............................................            22,868             34,137
                                                                                  ========           ========
Stockholders' equity
  Convertible preferred stock Series E, $0.01 par value, authorized shares--500,000; issued and outstanding shares--none; 367,269
   respectively.........................................................                --                  4
      Common stock, $0.01 par value, authorized shares--30,000,000;
         issued and outstanding shares--13,762,732; 15,000,329
         respectively...................................................               138                150
      Additional paid-in capital........................................            57,067             68,999
      Cumulative translation adjustment.................................            (2,132)            (1,740)
      Deficit accumulated during development stage......................           (36,293)           (54,156)
                                                                                  --------           --------
          Total stockholders' equity....................................            18,780             13,257
                                                                                  --------           --------
          Total liabilities and stockholders' equity....................          $ 41,648           $ 47,394
                                                                                  ========           ========

                            See accompanying notes.

              CONSOLIDATED STATEMENTS OF COMPREHENSIVE OPERATIONS
                    (in thousands, except per share amounts)

                                                                                                  Period from
                                                                                                 June 18, 1992
                                                                                                   (date of
                                                                     Year Ended                   inception)
                                                                    December 31,                 through Dec.
                                                          ---------------------------------           31,
                                                             1996        1997        1998            1998
                                                          --------    --------    --------         --------
Revenues
  Cooperation & license revenues.......................   $  5,440    $  1,932    $  1,239         $ 26,449
  Product sales........................................        791         745         445            2,826
  Other revenues.......................................      1,413       1,142       1,968            5,906
                                                          --------    --------    --------         --------
     Total revenues....................................      7,644       3,819       3,652           35,181
                                                          --------    --------    --------         --------
Cost of revenues
  License fees and royalties...........................        (45)       (181)         24           (1,516)
                                                          --------    --------    --------         --------
Gross margin...........................................      7,599       3,638       3,676           33,665
                                                          --------    --------    --------         --------
Operating expenses
  Research and development:
    Acquisition of intellectual property rights........         --          --        (125)          (4,890)
    Other..............................................    (15,848)    (15,497)    (19,289)         (72,528)
                                                          --------    --------    --------         --------
                                                           (15,848)    (15,497)    (19,414)         (77,418)
  Marketing & sales....................................     (1,089)     (1,496)     (1,433)          (6,607)
  Administrative & general expenses....................     (2,703)     (2,419)     (2,515)         (12,816)
                                                          --------    --------    --------         --------
                                                           (19,640)    (19,412)    (23,362)         (96,841)
                                                          --------    --------    --------         --------
Loss from operations...................................    (12,041)    (15,774)    (19,686)         (63,176)
Other income / (expense)
  Interest income......................................        428         759         828            2,848
  Interest expense.....................................       (362)       (289)     (1,536)          (2,747)
  Foreign exchange gains / (losses)....................        256          54         372            1,026
                                                          --------    --------    --------         --------
                                                               322         524        (336)           1,127
Loss before income tax benefit.........................    (11,719)    (15,250)    (20,022)         (62,049)
Income tax benefit.....................................         --         586       2,159            7,893
                                                          --------    --------    --------         --------
Net loss...............................................   $(11,719)   $(14,664)   $(17,863)        $(54,156)
                                                          ========    ========    ========         ========
Dividend accrued to holders of Preferred Stock.........         --          --         (12)             (12)
                                                          --------    --------    --------         --------
Net loss to holders of Common Stock....................   $(11,719)   $(14,664)   $(17,875)        $(54,168)
                                                          ========    ========    ========         ========
  Net loss per share of Common Stock...................     $(1.44)     $(1.12)     $(1.23)
                                                          ========    ========    ========
  Shares of Common Stock used in computing net loss          8,137      13,140      14,548
   per share...........................................

Net loss...............................................   $(11,719)   $(14,664)   $(17,863)        $(54,156)
Change in cumulative translation adjustment............       (953)     (1,694)        392           (1,740)
Comprehensive net loss.................................   $(12,672)   $(16,358)   $(17,471)        $(55,896)

                            See accompanying notes.

                 Consolidated Statement of Stockholders' Equity
                      (in thousands, except share amounts)

                                                          Convertible Preferred Stock
                      ---------------------------------------------------------------------------------------------------
                             Series A             Series B             Series C             Series D          Series E
                      --------------------  ------------------  --------------------  ------------------  ---------------
                        Shares                Shares               Shares               Shares             Shares
                        issued      Amount    issued    Amount     issued     Amount    issued    Amount   issued   Amount
                      -----------  -------  ---------  -------  -----------  -------  ---------  -------  -------  ------
Balance at June 18,
 1992
Issuance of
 convertible
 preferred stock,
 net of issuance
 costs in 1992,
 1993 and 1994......    1,557,003     2,368    363,447      589    3,044,846    8,615    430,208    1,224
Issuance of Common
 stock in 1992 and
 1993...............
Issuance of Common
 stock under stock
 option plan in 1994
Purchase of 28,761
 shares of Common
 stock--Treasury
 stock in 1994......
Translation
 adjustment.........
Net loss from June
 18, 1992 (date of
 inception) through
 December 31, 1994..
                       ----------   -------  ---------  -------  -----------  -------  ---------  -------  -------  ------
Balance at December     1,557,003     2,368    363,447      589    3,044,846    8,615    430,208    1,224
 31, 1994
Reissuance of
 28,761 shares of
 Common stock held
 in treasury........
Issuance of Common
 stock under stock
 option plan........
Common stock issued
 in initial public
 offering, net of
 issuance costs
$1,080..............
Conversion of
 preferred stock....   (1,557,003)   (2,368)  (363,447)    (589)  (3,044,846)  (8,615)  (430,208)  (1,224)
Translation
 adjustment.........
Net loss--Year
 ended December 31,
 1995...............
                       ----------   -------  ---------  -------  -----------  -------  ---------  -------  -------  ------
Balance at December
 31, 1995
Issuance of Common
 stock under stock
 option plan........
Issuance of
 warrants in
 connection with
 acquisition of the
 assets of Panocorp.
Translation
 adjustment.........
Net loss--Year
 ended  December
 31, 1996...........
                       ----------   -------  ---------  -------  -----------  -------  ---------  -------  -------  ------
Balance at December
 31, 1996

Common stock issued
 in public
 offering, net of
 issuance costs --
 $796...............
Issuance of Common
 stock under stock
 option plan........
Translation
 adjustment.........
Net loss--Year
 ended December 31,
 1997...............

                      ----------   ------   --------   ------   ----------   ------   --------   ------   -------  ------
Balance at December
 31, 1997
Common stock issued
 in private
 placements, net of
 issuance   costs
 -- $ 44............
Issuance of Series                                                                                          367,269      $4
 E convertible
 preferred stock,
net of issuance
 costs -- $822......
Issuance of Common
 stock under stock
 option plan........
Translation
 adjustment.........
Net loss--Year
 ended December 31,
 1998...............

                        -----------  -------  ---------  -------  -----------  -------  ---------  -------  -------  ------
Balance at December              --       --         --       --           --       --         --       --  367,269      $4
 31, 1998               ===========  =======  =========  =======  ===========  =======  =========  =======  =======  ======



                            See accompanying notes.

                 Consolidated Statement of Stockholders' Equity
                      (in thousands, except share amounts)

                                                                                       Deficit
                                                                                     ------------
                                           Common Stock                              accumulated
                                       -------------------                          ------------
                                                           Additional   Cumulative      during
                                                           ----------  ------------  ------------
                                         Shares             Paid-in    translation   development   Treasury
                                       ----------          ----------  ------------  ------------  ---------
                                         issued    Amount   Capital     adjustment      stage        stock      Total
                                       ----------  ------  ----------  ------------  ------------  ---------  ---------
Balance at June 18, 1992
Issuance of convertible preferred
 stock, net of issuance
 costs in 1992, 1993 and 1994........                                                                           $ 12,796
Issuance of Common stock in 1992 and
 1993................................       132,301    $  1     $    96                                               97
Issuance of Common stock under stock
 option plan in  1994................        77,356       1          28                                               29
Purchase of 28,761 shares of Common
 stock--  Treasury stock in 1994.....                                                                    $(11)       (11)
Translation adjustment...............                                        $   181                                 181
Net loss from June 18, 1992 (date of
 inception) through December 31,
 1994................................                                                     $ (3,605)               (3,605)
                                         ----------    ----     -------      -------      --------   --------   --------
Balance at December 31, 1994                209,657       2         123          181        (3,605)       (11)     9,487
Reissuance of 28,761 shares of
 Common stock held in treasury.......                                 3                                    11         14
Issuance of Common stock under stock
 option plan.........................         6,902       0           3                                                3
Common stock issued in initial
 public offering, net of issuance
 costs -- $1,080.....................     2,500,000      25      20,973                                           20,998
Conversion of preferred stock........     5,395,504      54      12,742
Translation adjustment...............                                            334                                 334
Net loss--Year ended December 31,
 1995................................                                                       (6,305)               (6,305)
                                         ----------    ----     -------      -------      --------   --------   --------
Balance at December 31, 1995              8,112,063      81      33,844          515        (9,910)               24,530
Issuance of Common stock under stock
 option plan.........................        29,083       0          11                                               11
Issuance of warrants in connection
 with acquisition of the assets of
 Panocorp............................                               230                                              230
Translation adjustment...............                                           (953)                               (953)
Net loss--Year ended  December 31,
 1996................................                                                      (11,719)              (11,719)
                                         ----------    ----     -------      -------      --------   --------   --------
Balance at December 31, 1996              8,141,146      81      34,085         (438)      (21,629)               12,099
Common stock issued in public
 offering, net of issuance costs
 $796................................     5,570,819      56      22,958                                           23,014
Issuance of Common stock under stock
 option plan.........................        50,767       1          25                                               25
                                         ----------    ----     -------      -------      --------   --------   --------
Translation adjustment...............                                         (1,694)                             (1,694)
Net loss--Year ended December 31,
 1997................................                                                      (14,664)              (14,664)
                                         ----------    ----     -------      -------      --------   --------   --------

                                      20

Balance at December 31, 1997             13,762,732    $138     $57,067      $(2,132)     $(36,293)             $ 18,780
Common stock issued in private
 placements, net of issuance costs-
 $44.................................     1,236,222      12       4,493                                            4,506
Issuance of Series E convertible
 preferred stock, net of issuance
 costs -- $ 822 Issuance of                                      7,437                                            7,440
 Series E convertible preferred
 stock in December, net of issuance
 costs -- $ 822......................
Issuance of Common stock under stock
 option plan.........................         1,375                   1                                                1
Translation adjustment...............                                            392                                 392
Net loss--Year ended December 31,
 1998................................                                                      (17,863)              (17,863)
                                         ----------    ----     -------      -------      --------   --------   --------
Balance at December 31, 1998             15,000,329    $150     $68,999      $(1,740)     $(54,156)             $ 13,257

                            See accompanying notes.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    (in thousands, except per share amounts)

                                                                                                             Period from
                                                                                                             ------------
                                                                                                               June 18,
                                                                                                                 1992
                                                                                                             ------------
                                                                                                               (date of
                                                                                                             ------------
                                                                                                              inception)
                                                                                 Year Ended                  ------------
                                                                            -------------------                through
                                                                               December 31st,                ------------
                                                                            --------------------              Dec. 31st,
                                                                                                             ------------
                                                                      1996           1997          1998          1998
                                                                  -------------  ------------  ------------  ------------
Operating activities
 Net loss.........................................................    $(11,719)     $(14,664)     $(17,863)     $(54,156)
 Adjustments to reconcile net loss to net cash (used) by
  operating activities:
 Depreciation and amortization...................................        3,934         3,741         4,359        15,925
 Gain on disposal of fixed assets................................          (31)           --           (12)          (43)
 Deferred taxes..................................................          (53)           --           680        (4,483)
 "in kind" transactions..........................................           --            --            --         1,420
 Change in assets and liabilities
  Accounts receivable--Trade.....................................        3,749           672           337          (344)
  Accounts receivable--Other.....................................          (21)          102           (75)          320
  Inventory......................................................         (393)          (28)         (223)       (1,018)
  Other assets...................................................         (280)          115           996          (568)
  Accounts payable, accrued expenses and other assets and
  liabilities....................................................         (634)          983         2,948         8,647
  Deferred revenue...............................................          300          (297)         (490)        2,290
                                                                      --------      --------      --------      --------
 Net cash used in operating activities...........................       (5,148)       (9,376)       (9,343)      (32,010)
                                                                      --------      --------      --------      --------
Investing activities
 Additions to property, plant, and equipment.....................       (5,866)       (1,165)       (1,860)      (19,320)
 Reclassification of cash equivalents as restricted cash.........           --       (10,080)          (32)      (10,112)
 Additions to patents ...........................................         (130)           --            --          (130)
                                                                      --------      --------      --------      --------
 Net cash used in investing activities...........................       (5,996)      (11,245)       (1,892)      (29,562)
Financing activities
 Stock issued....................................................            3        21,639        11,906        67,504
 Proceeds from long-term borrowings..............................           97        10,000            --        16,287
 Proceeds from sale leaseback transactions.......................           --            --            --         2,731
 Payments for equipment purchases financed by accounts
  payable........................................................         (997)           --            --        (3,706)
 Repayment of long-term borrowings...............................         (215)         (787)         (739)       (3,815)
 Repayment of capital lease obligations..........................         (876)         (576)       (1,695)       (4,002)
                                                                      --------      --------      --------      --------
 Net cash provided by (used in) financing activities.............       (1,988)       30,276         9,472        74,999
 Effect of exchange rates on cash................................         (165)       (1,493)         (499)       (3,261)
                                                                      --------      --------      --------      --------
 Net increase / (decrease) in cash equivalents...................      (13,297)        8,162        (2,262)       10,166
Cash and cash equivalents beginning of period....................       17,563         4,266        12,428            --
                                                                      --------      --------      --------      --------
Cash and cash equivalents end of period..........................     $  4,266      $ 12,428      $ 10,166      $ 10,166
                                                                      ========      ========      ========      ========
Supplemental disclosures of non cash activities:
Equipment acquired under capitalized leases......................           --            --      $ 12,048      $ 13,257
Equipment purchases financed by accounts payable.................           --            --            --      $    920
Licenses acquired payable over two or three years................           --            --            --      $  3,765
Acquisitions of intangible by issuance of warrants...............     $    230            --            --      $    230
Fixed assets disposed of in like-kind exchange...................     $    468            --            --      $    468
Fixed assets acquired through like-kind exchange.................     $    499            --            --      $    499
Supplemental disclosures of cash flow information:...............
Interest paid....................................................     $     52      $    184      $    729      $    925

                            See accompanying notes.

                  Notes to Consolidated Financial Statements
                (all amounts in thousands except share amounts)


1.   Organization and Business Activity

  PixTech, Inc. was incorporated under the laws of Delaware on October 27, 1993. On November 30, 1993, PixTech, Inc. acquired 100% beneficial ownership of PixTech S.A., through a share exchange agreement. PixTech S.A. was incorporated under the laws of France on June 18, 1992. For accounting purposes, the acquisition has been treated as a recapitalization of PixTech S.A. As used herein, "the Company" refers to PixTech, Inc. and PixTech S.A.

  The Company was founded to improve, utilize and license certain background technology developed by Laboratoire Electronique de Technologie et d'Instrumentation ("LETI"), a French government-owned research and development laboratory in the field of flat panel displays using electron emitters, known as field emission displays ("FEDs").

  The Company has devoted substantially all its efforts to raising capital, conducting research and development activities, concluding cooperation and license agreements with certain displays manufacturers, and establishing manufacturing capabilities for its FEDs. Revenues from principal planned operations will mainly consist of product sales. As these revenues have not commenced, PixTech, Inc. is still in a development stage and falls under the provisions of FAS No. 7 "Accounting and Reporting by Development Stage Enterprises".


2.   Summary of the Significant Accounting Policies

 Basis of presentation

  The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


 Principles of consolidation

  The consolidated financial statements include the accounts of PixTech, Inc. and its wholly owned subsidiary PixTech S.A. Intercompany accounts and transactions have been eliminated in consolidation.


 Fiscal Year

  The Company ends its fiscal year on December 31.

 Revenue recognition--Cooperation and License Agreements

  The Company has entered into cooperation and license agreements with certain displays manufacturers. Under these contracts, the Company shares technology with such members through cross licensing provisions. Each contract provides for certain fees and royalties to be paid to the Company. The Company believes that each of the cooperation and license agreements are long-term construction/production contracts pursuant to SOP 81-1 and that the criteria have been satisfied to entitle the Company to partially recognize the revenue under those contracts. Certain fees payable to the Company under these agreements were milestone-related and were due in accordance with the terms of each agreement when the milestone is achieved. Once paid, such fees are irrevocable. The Company recognized this milestone-related revenue only when each milestone had been fully performed, as agreed by the parties. Costs incurred under these contracts were considered costs in the period incurred, regardless of when related revenue is recognized.

  Texas Instruments.   The Company entered into a Cooperation and License
Agreement with Texas Instruments Incorporated on June 29, 1993. This Agreement was terminated on July 15, 1996. In 1996, the Company recorded cooperation and license revenues under this terminated agreement in the amount of $1,336.

  Futaba Corporation.   The Company entered into a Cooperation and License
Agreement with Futaba Corporation ("Futaba") on November 27, 1993 (the "Futaba Agreement"). Pursuant to the Futaba Agreement, Futaba agreed to pay the Company a license fee upon signing the agreement, which was recognized upon execution of the agreement. Futaba also agreed to a technology transfer fee, payable to the Company in three installments upon the occurrence of certain milestones, and an additional fee payable annually upon the achievement of further product development milestones. Finally, to the extent that Futaba successfully incorporates the cross-licensed technology into its own products, Futaba must make royalty payments in connection with the sale of products incorporating the technology licensed by the Company. At that time, the Company will recognize royalty revenues.

  In order to reach certain specified milestones under the Futaba Agreement, the Company performed certain services in the field of technology development. In accordance with the Futaba Agreement, the milestone-related revenues were recognized when certain milestone were achieved. The cooperation period between the Company and Futaba expired in January 1997 and the Company will not record any additional milestone based revenues in the future.

  Raytheon Company.   The Company entered into a Cooperation and License
Agreement with Raytheon Company ("Raytheon") on June 1, 1994 (the "Raytheon Agreement"). Pursuant to the Raytheon Agreement, Raytheon agreed to pay the Company a license fee payable in part upon the signing of the agreement and for a specified number of months thereafter. Such license fee was recognized when due. Raytheon also agreed to make two additional payments based on the achievement of certain milestones. Raytheon also must make royalty payments in connection with the sale of products incorporating technology licensed to it by the Company.

  In June 1997, the cooperation period between the Company and Raytheon was extended for a period of two years but no revenue was associated with such extension. To the extent that Raytheon successfully incorporates the cross-licensed technology into its own products, the Company will recognize royalty revenues as Raytheon sells the products. The Company believes that Raytheon Company may have suspended its internal program to develop FEDs.

  Motorola, Inc.   The Company entered into a Cooperation and License Agreement with Motorola, Inc. ("Motorola") on June 13, 1995 (the "Motorola Agreement"). Pursuant to the Motorola Agreement, Motorola agreed to pay the Company a license fee upon signing the agreement, which was recognized upon execution of the agreement. Motorola also agreed to a technology transfer fee, payable to the Company upon the occurrence of certain milestones, and an additional technology update fee payable annually over a period of three years. Finally, Motorola must make royalty payments in connection with the sale of its own products incorporating the technology licensed by the Company.

  In order to reach certain of the specified milestones under the Motorola Agreement, the Company performed services in the field of technology development. In accordance with the Motorola Agreement, the milestone-related payments were irrevocable when paid. Cash milestone-related revenues was recognized when certain milestones were achieved.

  The cooperation period between the Company and Motorola expired in June 1998 and the Company will not record any additional milestone based revenues in the future.

  To the extent that Motorola successfully incorporates the cross-licensed technology into its own products, the Company will recognize royalty revenues as Motorola sells the products.

 Revenue Recognition--Product Revenue

  Product revenue is recognized upon shipment in the case of standard deliveries, and upon acceptance by the customer in the case of first delivery of a specified product.


 Revenue Recognition--Grants

  The Company recognizes revenue from unconditional grants received from governmental agencies in the period granted. Revenue from conditional grants received are recognized when all conditions outlined in the grant have been met.


 Foreign Currency Translation

  Assets and liabilities of PixTech S.A. are translated into U.S. dollar equivalents at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the period. The related translation adjustments are reflected in stockholders' equity. Foreign currency gains or losses resulting from transactions are included in results of operations, except for transaction gains and losses attributable to intercompany transactions, and for foreign currency transactions or cash balances that hedge foreign currency commitments; such transactions and cash balances are recorded in the same manner as translation adjustments, as recommended by the Statement of Financial Accounting Standards No 52, "Foreign currency translation" ("SFAS 52").


 Net Income (Loss) Per Share

   On December 31, 1997, the Company adopted Statement of Financial Accounting Standards No 128, "Earnings per Share", ("SFAS 128").

   Prior to the adoption of SFAS 128, net income (loss) per share has been calculated in accordance with the provisions of Accounting Principles Board Opinion No 15, "Earnings per Share" (APB 15), using the weighted average number of shares, convertible preferred shares assuming conversion at date of issuance, and dilutive equivalent shares from stock options and warrants using the treasury stock method. Net income (loss) per share also reflects for all periods presented a 2 for 3 reverse stock split which was effective at the closing of the Company's initial public offering.

   Pursuant to SFAS 128, the Company is required to change the method currently used to compute earnings per share and to restate all prior periods. SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude any dilutive effects of options, warrants and convertible securities.

   There is no impact of Statement 128 on the previous calculation of loss per share for the financial years ended December 31, 1996, December 31, 1997 or December 31, 1998. As net losses have been reported in these periods, the dilutive effects of stock options, preferred stock and warrants were excluded from the calculation of net loss per share under APB 15.

 Comprehensive Income

   The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", ("SFAS 130"), effective for the Company for the first quarter of 1998. SFAS 130 requires that items defined as other comprehensive income, such as foreign currency translation adjustments, be separately classified in the financial statements and that the accumulated balance of other comprehensive income be reported separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The components of comprehensive income for the years ended December 31, 1996, 1997 and 1998 are as follows:


Comprehensive loss:                     Years ended December 31,
                           ----------------------------------------------------
                                 1996              1997              1998
                           ----------------  ----------------  ----------------
Net loss                       $(11,719)         $(14,664)         $(17,863)
Change in cumulative
 translation adjustment            (953)           (1,694)              392
                               --------          --------          --------
Comprehensive net loss         $(12,672)         $(16,358)         $(17,471)

 Cash and Cash Equivalents

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.


 Investments

  The Company accounts for investments in accordance with Statement of Financial Accounting Standards No 115, "Accounting for Certain Investments in Debt and Equity Securities". The Company had no investments at December 31, 1997 or December 31, 1998, other than pledged cash (See Note 6--Short term and long term restricted cash). There were no realized gains or losses on sales of investments in 1996, 1997 or 1998.


 Inventory

  Inventory is valued at the lower of cost (first-in, first-out basis) or market. Inventory consists of raw material and spare parts.


 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, generally five years for pilot production equipment and six years for Unipac volume production equipment, ten years for building improvements and twenty years for buildings. Equipment financed under capital leases are depreciated over the shorter of the estimated useful life or the lease term. Amortization expense is included within depreciation expense.


  Impairment of Long-Lived Assets

  In January 1996, the Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which establishes criteria for the recognition and measurement of impairment loss associated with long-lived assets. Adoption of SFAS 121 did not have a material impact on the Company's financial position or results of operations.

  Patents and Other Intangible Assets

  Patent application and establishment costs are expensed as incurred as research and development costs.

  Other intangible assets include primarily goodwill. The carrying value of goodwill is reviewed on an ongoing basis to assess if facts or circumstances suggest that the Company's goodwill may be impaired. If this review indicates that goodwill will not be recoverable, based on the expected future cash flows to be generated by these assets over their remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of discounted cash flows.

 Employee Stock Option Plans

  In 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards No 123 ("SFAS 123"), "Accounting for Stock Based Compensation". As permitted by SFAS 123, the Company has elected to continue to account for its employee stock option plans and the Employee Stock Purchase Plans in accordance with the provisions of the Accounting Principles Board Opinion No 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, when the exercise price of the Company's employee stock options is less than the market price of the underlying shares of the date of grant, compensation expense is recognized.


 Accounting  for Income Taxes

  The Company uses the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Pension Costs

  In France, legislation requires that lump sum retirement indemnities be paid to employees based upon their years of services and compensation at retirement. The actuarial liability of this unfunded obligation as of December 31, 1997 and December 31, 1998 is $46 and $85, respectively. Pension expense incurred was $14 in 1996, $14 in 1997 and $35 in 1998.


3.   Other current assets

  The components of other current assets are as follows :

                                            December 31,
                                        -------------------
                                          1997       1998
                                        --------   --------
  Value added tax refundable..........   $  882      $1,141
  Grants receivable...................    1,210          --
  Other...............................       74         213
                                         ------      ------
                                         $2,166      $1,354
                                         ======      ======

4.   Property, Plant and Equipment

  The components of Property, Plant and Equipment are as follows:

                                                       December 31,
                                                 -----------------------
                                                     1997        1998
                                                 -----------  ----------
  Land.........................................    $   218     $    232
  Buildings and improvements...................      2,532        2,714
  Machinery and equipment......................     14,941       29,503
  Furniture and fixtures.......................      1,089        1,163
                                                   -------     --------
                                                    18,780       33,612
  Less accumulated depreciation................     (9,427)     (14,786)
                                                   -------     --------
                                                   $ 9,353     $ 18,826
                                                   =======     ========

  In 1994, the Company entered into capital lease agreements for production equipment. The gross and net book values of equipment financed under capital leases amounted $3,857 and $947, respectively, at December 31, 1997 and $4,107 and $350, respectively, at December 31, 1998.

  Land and buildings with a net book value of $1,100 and $1,123 at December 31, 1997 and December 31, 1998, respectively, have been pledged to guarantee a $10,000 loan received from Sumitomo Corporation in November 1997. See note 7-- Long-term debt.

  Pursuant to the Display Foundry Agreement signed in 1997 with Unipac, volume FEDs production equipment was installed at Unipac's facility. That equipment was purchased and funded by Unipac, and a portion of it is leased to PixTech, which amounts to $12,048 as of December 31, 1998. According to Financial Accounting Standard 13, "Accounting for leases", PixTech's share of equipment was recorded as assets under the caption "Property, Plant and Equipment", in the net amount of $11,061. A depreciation of $988 was recorded during 1998. As of December 31, 1998, the related capital lease obligation amounts to $10,125, of which $1,869 has been recorded as current portion. (See Note 8--Capital leases).


5.   Goodwill

  On February 20, 1996, the Company acquired substantially all the assets of PanoCorp, Inc. ("Panocorp"), a research and development company located in California, in a transaction accounted for as a purchase. The assets of PanoCorp, Inc., principally including fixed assets valued at $120, were purchased for $250 in cash plus 150,000 warrants to purchase shares of the Company's common stock at an exercise price of $11.67 per share. See Note 11-- Stockholders' Equity - Warrants.

  The fair value of the 150,000 warrants was computed using the Black-Scholes model. Pursuant to APB Opinion 16, the value of such warrants was estimated at $230 and the entire transaction generated goodwill of $360. This goodwill is being amortized over 5 years.

  The purchase agreement also calls for the issuance of up to 600,000 additional warrants to the shareholders of PanoCorp, contingent upon the achievement by the Company of specified technical milestones before end of February 1999. No such warrants have been issued at December 31, 1998 and, at that date, no more than 200,000 warrants to purchase shares of the Company's common stock, at an exercise price of $16.67 per share, may be issued under the purchase agreement.

6.   Short-term and long-term restricted cash

  In August 1997, the Company provided Unipac Optoelectronics Corp. ("Unipac"), its Asian manufacturing partner, with a written bank guaranty in an amount of $10,000 pursuant to the display foundry agreement (the "Foundry Agreement") signed in May 1997 between the Company and Unipac in order to implement volume production of FEDs at Unipac's manufacturing line. The Company granted the issuing banks a security interest in its cash and cash equivalents for the same amount. The pledged cash and cash equivalents have been recorded as short-term and long-term restricted cash in the balance sheet. Under certain conditions of the Foundry Agreement, Unipac can sell certain equipment to the Company. The payment for such equipment will be secured by Unipac through the exercise of the bank guaranty. Both the amount of the guaranty to Unipac and the amount of the security interest to the banks is expected to decrease to match the net amount of equipment leased by Unipac to the Company.


7.   Long-term debt

  Long-term debt consists of the following:

                                                  December 31,
                                               -----------------
                                                 1997     1998
                                               -------   -------
  Loan payable (a)............................ $10,000   $10,000
  Non interest bearing loan from ANVAR (b)....   2,004     1,601
  Equipment purchase loans (c)................      72        93
  Loan payable (d)............................      45        --
  Loan payable (e)............................     167       107
                                               -------   -------
                                                12,388    11,801
  Less: current portion.......................  (1,364)   (3,410)
                                               -------   -------
  Total long-term debt, less current portion.. $11,024   $ 8,391
                                               =======   =======

   (a) In November 1997, Sumitomo Corporation ("Sumitomo") granted PixTech a $10,000 loan repayable over a period of three years. Of this $10,000 amount, $5,000 represents a straight loan payable in four equal installments every 6 months starting April 7, 1999, bearing interest at prime rate plus 0.75% per annum. The remaining amount of $5,000 represents a convertible loan payable in November 2000, bearing interest at prime rate plus 0.75% per annum, and partially or totally convertible, at Sumitomo's option, into shares of Common Stock of the Company at a conversion price equal to 80% of the market price on the conversion date. This option becomes exercisable starting April 1999 and expires November 2000. As part of the Sumitomo Agreement, the loan is partially secured as follows: (i) the Company pledged certain PixTech S.A. land and constructions located in Rousset. See Note 4-- Property, plant and equipment ;
(ii) the French atomic energy agency, Commissariat a l'Energie Atomique ("CEA"), has guaranteed certain contingent payment obligations towards Sumitomo in case of default by PixTech. See Note 16-- Related parties transactions. In addition, should the Company default on the repayment of the loan, the Company will remit to Sumitomo two thirds of any royalty amount received from any licensee until all obligations to Sumitomo are satisfied.

  (b) The Company entered into a development contract with a French Public agency ANVAR in 1993. Under this agreement, the Company received a non-interest bearing loan. Repayment of this loan started in 1997.

  (c) In 1994, the Company was granted a $686 loan from a supplier of a piece of particular equipment. This loan is payable in 8 installments of $77, including interest at 6.50%, over a period of 4 years starting in May 1996.

  (d) In 1994, the Company was granted a loan, which bears interest at 5% and is repayable in 8 installments of approximately $17 over two years starting in December 1996. As at December 31, 1998, this loan was totally repaid.

  (e) In 1995, the Company was granted a bank loan, which bears interest at 6.37% and is repayable in 20 installments of approximately $20 over 5 years starting in July 1995.

  Future minimum payments under these obligations are as follows:


                Year ending December 31,
                1999..........................     3,410
                2000(f).......................     8,391
                                                 -------
                Total minimum payments........   $11,801
                                                 =======


(f) Includes the $5,000 convertible loan repayable in November 2000, and partially or totally convertible into shares of Common Stock of the Company after April 7, 1999. See note (a) above.

8.    Capital leases

                                                   December 31,
                                               ------------------
                                                 1997       1998
                                               --------   -------
              Capital lease obligations......   $1,040    $10,588
              Less: current portion..........     (599)    (2,189)
                                                ------    -------
                                                $  441    $ 8,399
                                                ------    -------

  In December 1994, the Company completed several sale-leaseback transactions whereby equipment with a net book value of $4,219 was financed through three to five-year capital lease obligations, effective December 1994. At December 31, 1998, the net book value of this equipment was $ 350.


  Pursuant to the Display Foundry Agreement signed in 1997 with Unipac, PixTech's share of volume FEDs production installed at Unipac's facility is leased to PixTech. As of December 31, 1998, the related capital lease obligation amounts to $10,125, of which $1,869 has been recorded as current portion.
(See Note 4--Property, Plant and Equipment).

  Future minimum payments under these obligations are as follows:


            Year ending December 31,
               1999....................................  $ 2,880
               2000....................................    2,511
               2001....................................    2,233
               2002....................................    2,110
               2003....................................    1,987
               2004....................................      792
               Total minimum payments..................   12,513
               Less amount representing interest.......   (1,925)
               Present value of minimum
                capitalized lease payments.............  $10,588

                                                         -------

9.   Commitments and contingencies

  Operating leases

  The Company is obligated under operating lease agreements for equipment and manufacturing and office facilities.

   The Company leases certain equipment under a cancelable operating lease with terms of 60 months through 1999. The total amount of the base rent payments has been charged as an expense on the straight line method over the term of the lease.

  The Company leases its main manufacturing and office facilities under a non-cancelable operating lease which expires September 2000.

  Minimum annual rental commitments under non cancelable leases at December 31, 1998, are as follows:


                 Year ending December 31,
                 1999..................... $1,113
                 2000.....................    768
                 2001.....................     46
                 2002.....................     15
                 2003.....................     14
                 2004.....................      7
                                           ------
                 Total minimum payments    $1,963
                                           ======


  Rental expense for all operating leases consisted of the following:

                                    1996     1997     1998
              Rent expense for      ----     ----     ----
               operating leases    $1,439   $1,245   $1,188
                                   ======   ======   ======

 License Agreement and Research and Development Agreement with CEA

  See Note 16--Related Party Transactions


10.   Fair Value of Financial Instruments

  At December 31, 1997 and 1998, the carrying values of financial instruments such as cash and cash equivalents, short term investments, accounts receivable and payable, other receivables and accrued liabilities and the current portion of long-term debt approximated their market values, based on the short-term maturities of these instruments.

  At December 31, 1998, the long-term portion of restricted cash, with total book value of $8,427 was $6,949.

  At December 31, 1997 and 1998, the fair values of long-term debt and other long-term liabilities, with book value of $13,984 and $22,917 were $12,463 and $16,081, respectively.

  Fair value is determined based on expected future cash flows, discounted at market interest rates, and other appropriate valuation methodologies.


11.   Stockholders' Equity

  The share amounts and per share dollar amounts included herein reflect the effect of the 2 for 3 reverse stock split which was effective on July 18, 1995.


 Common Stock

  On July 18, 1995, the Company sold 2,500,000 shares of common stock for net proceeds of $20,998 in its initial public offering on Nasdaq.

  On February 7, 1997, the Company sold 3,333,000 shares of Common Stock in a public offering in Europe resulting in net proceeds of $15,927.

  In February 1997, the Company sold 463,708 and 1,111,111 shares of the Company's Common Stock to Motorola, Inc. and to United Microelectronics Corporation, the parent company of Unipac Optoelectronics Corporation, respectively, in private placements resulting in net proceeds of $2,086 and $5,000 respectively.

  In March 1998, the Company sold 1,000,000 shares of the Company's Common Stock to The Kaufmann Fund Inc., in a private placement at a price of $4.00 per share, resulting in net cash proceeds of $4,000 before expenses payable by the Company, which amounted to $44.

  In March 1998, the Company entered into a license agreement with Coloray Display Corporation, a California corporation ("Coloray"), providing PixTech with a worldwide, nonexclusive royalty-free license on certain technologies related to field emission displays. In consideration of the license and rights granted to PixTech, the Company paid an amount of $75 and issued 14,000 shares of the Company's Common Stock, valued at a price of $3.57 per share, representing a total amount of $50.

  In December 1998, the Company sold 222,222 shares of the Company's Common Stock in a private placement at a price of $2.25 per share, resulting in net proceeds of $500.

  There were 15,000,329 shares of Common Stock outstanding at December 31, 1998.


 Preferred Stock

  The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock and to fix the relative rights thereof. In December 1998, 500,000 shares of Preferred Stock were reserved for the issuance of "Series E Convertible Preferred Stock".


 Convertible preferred stock

  The Company's Series A to D shares of Convertible Preferred Stock automatically converted into shares of Common Stock upon the closing of the Company's initial public offering in 1995.

  In December 1998, the Company issued 367,269 Series E shares of Convertible Preferred Stock. The Preferred Stock was sold in a private placement at a price of approximately $22.53 per share, resulting in net proceeds of $8,275, before expenses payable by the Company, which amounted to $822. The amount representing Preferred Stock sold by the Company is generally convertible into shares of Common Stock starting from June 21, 1999 at a conversion price equal to the lesser of approximately $2.25 per share of Common Stock or the average of the closing price of the Common Stock over the ten trading days immediately preceding the notice of conversion. In addition to the conversion feature, the Preferred Stock has a liquidation preference equal to the purchase price of the preferred stock and a cumulative dividend. The Preferred Stock will automatically convert into Common Stock on December 22, 2003. The Preferred Stock is redeemable at the option of the Company at the issue price upon certain events. The holders of shares of Series E Preferred Stock are entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible.

  The holders of Series E Preferred Stock are entitled to receive cumulative dividends. At December 31, 1998 a dividend of $12 was accrued and recorded against Stockholders' Equity.

  In addition, the Company agreed to reserve, out of the authorized but unissued shares, 150% of the number of shares of Common Stock that the Series E Stock is convertible into. As of December 31, 1998, the Series E Stock would have been convertible into 3,678,199 shares of Common Stock thus requiring the Company to reserve 5,517,299 shares of the remaining authorized but unissued shares.

 Stock Options

 1993 Stock Option Plan

  The Company adopted a stock option plan on November 30, 1993, the "1993 Stock Option Plan" (which was amended and restated in May 1995 and in April 1997), under which options to purchase shares of common stock may be granted to key employees and consultants of the Company. The plan provides that the option price shall be determined by the Compensation Committee of the Board of Directors and that no portion of the option may be exercised beyond ten years from the date of grant. Options which are outstanding at December 31, 1998, become exercisable within a certain period of time or when specific milestones are completed.

  The activity under the option plan was as follows:


                                                                    Weighted
                                         Shares       Options        Average
                                    ------------- --------------- Option Price
                                       available    outstanding     per Share
                                    ------------- --------------- -------------
  Balance at December 31, 1995......      544,039       1,228,074
                                       ==========       =========
    Options granted.................     (365,850)        365,850      $8.018
    Options exercised...............           --         (29,083)      0.375
    Options terminated unexercised..      100,567        (100,567)      2.859
                                       ----------       ---------
  Balance at December 31, 1996......      278,756       1,464,274
                                       ==========       =========
    Additional shares reserved......      800,000
    Options granted.................   (1,121,050)      1,121,050      $4.300
    Options exercised ..............            -         (52,989)      0.506
    Options terminated unexercised..      464,193        (464,193)      7.875
                                       ----------       ---------
  Balance at December 31, 1997......      421,899       2,068,142
                                       ==========       =========
    Options granted.................     (444,960)        444,960      $4.626
    Options exercised...............           --          (1,375)      0.656
    Options terminated unexercised..      362,535        (362,535)      4,632
                                       ----------       ---------
  Balance at December 31, 1998......      339,474       2,149,192
                                       ==========       =========

  Options to purchase 748,667 shares and 1,125,434 shares were exercisable at weighted-average exercise prices of $1.110 and $1.886 at December 31, 1997 and December 31,1998, respectively.

  Exercise prices for options outstanding as of December 31, 1998 ranged from $0.375 to $9.750. The weighted average remaining contractual life of those options is 7.369 years.

  Pro forma information regarding net loss and loss per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following average assumptions for both years: risk-free interest rates of 3%; dividend yields of 0%; volatility factors of the expected market price of the Company's shares of Common Stock of 0.74; and a weighted-average expected life of the option of 4 years.

  For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option's vesting period. The Company's pro forma information follows (in thousands except for loss per share information):

                                1996           1997           1998
--------------------------------------------------------------------
Pro forma net loss            $(11,869)      $(14,865)      $(18,690)
Pro forma loss per share      $  (1.46)      $  (1.13)      $  (1.29)
--------------------------------------------------------------------

  The weighted-average fair value of options granted during 1996, 1997 and 1998 were $3.84, $2.52 and $2.82, respectively.

 Director Stock Option Plan

  In May 1995, the Company adopted the 1995 Director Stock Option Plan (the "Director Stock Plan"), which provides for the issuance of up to 50,000 shares of the Company's stock. The Director Stock Plan provides for an automatic grant of options to purchase the Company's stock at its fair market value to the non-employee directors of the Company upon election or re-election to the Board of Directors.

  The activity under the option plan was as follows:


                                                                         Weighted
                                            Shares      Options       Average Option
                                        ------------- -------------       Price
                                          available   outstanding        per Share
                                        ------------- -------------   --------------
  Balance at December 31, 1995..........   50,000          --
                                          =======
    Options granted.....................   (6,000)      6,000             $8.625
                                          -------     -------
  Balance at December 31, 1996..........   44,000       6,000
                                          =======     =======
    Options granted.....................  (12,000)     12,000             $3.910
                                          -------     -------
  Balance at December 31, 1997..........   38,000      12,000
                                          =======     =======
    Options granted.....................  (12,000)     12,000             $4.646
    Options terminated unexercised......   14,000     (14,000)            $5.962
                                          -------     -------
  Balance at December 31, 1998..........   34,000      14,000
                                          =======     =======

As at December 31, 1998 and at the date of grant , the exercise prices of each stock option grant under the Director Stock Plan was above the Company's stock price. Therefore, no compensation expense was incurred.


 Warrants

  In December 1994, in connection with various equipment leases, the Company entered into a warrant agreement. Under this agreement, the Company granted a right to purchase 62,500 shares of Common Stock of the Company at a purchase price of $2.88 per share. No value was ascribed to the warrant. This warrant expires on July 18, 2000.

  In February 1996, in order to finance partially the purchase of PanoCorp assets, the Company granted 150,000 warrants to purchase shares of the Company's common stock at an exercise price of $11.67 per share. See Note 5--Goodwill.

  In February 1997, in connection with the purchase of 463,708 shares of the Company's Common Stock, Motorola received warrants to purchase an additional 463,708 shares of the Common Stock of the Company at a price of $5.50 per share, which have expired unexercised on December 31, 1998.


 Employee Stock Purchase Plan

  In May 1995, the Company adopted an employee stock purchase plan (the "Purchase Plan") under which employees may purchase shares of Common Stock at a discount from fair market value. 100,000 shares of Common Stock are reserved for issuance under the Purchase Plan. To date, no shares have been issued under the Purchase Plan. Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Plan and the dates when the stock may be purchased. Eligible employees, which represent all full-time employees (as defined by the Purchase Plan), participate voluntarily and may withdraw from any offering at any time before the stock is purchased. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both. The Purchase Plan terminates on May 9, 2005.

 Shares available for issuance

    At December 31, 1998, 2,851,166 shares of Common Stock are reserved for shares issuable under the Purchase Plan or upon exercise of stock options and warrants. In addition, 5,517,299 shares of Common Stock are reserved for shares issuable upon conversion of the Convertible Preferred Stock. Therefore, on December 31, 1998, out of the 30,000,000 authorized shares of Common Stock, 6,631,206 shares were available for issuance by the Company.


12.   Other and deferred revenues

  Other revenues and deferred revenues include the following:

                                                                                   December 31,
                                                                --------------------------------------------------
                                                                          1997                      1998
                                                                ------------------------  ------------------------

                                                                   Other      Deferred       Other      Deferred
                                                                -----------  -----------  -----------  -----------
  Grant from French Ministry of Industry (a)..................    $  663       $1,210       $1,211      $     -
  Grant from French local authorities (b).....................       144          913          290        1,396
  Grant from European Union, Esprit Program (c)...............         -          423           96          766
  Insurance refund (d)........................................       292            -            -            -
  Other(e)....................................................        43            -          371            -
                                                                  ------       ------       ------       ------
  TOTAL.......................................................    $1,142       $2,546       $1,968       $2,162
                                                                  ======       ======       ======       ======

(a) In December 1994, the Company was awarded a grant from the French Ministry of Industry to support manufacturing of Field Emission Displays. The total contribution of the French Ministry of Industry amounted to $2,674. The Company recognized as income $800 in 1996, $663 in 1997,and $1,211 in 1998, as all conditions of the grant were met.

(b) PixTech SA was awarded certain incentives to establish its manufacturing facilities in Montpellier, France. These incentives are partially subject to maintaining an operating facility in this location for a certain period of time. In 1998, no revenue was recognized in relation to these incentives. Revenue is deferred until all conditions are met. In 1998, revenue recognized in the amount of $290 was related to various incentives granted by French local authorities.

(c) In February 1997, the Company entered into an R&D agreement with the European Union for 18 months starting February 1, 1997. The contribution of the European Union to the costs incurred by the Company amounts to $800 over the period. The Company received $423 and $293 from this contribution in 1997 and in 1998, respectively. This contribution was not recognized as income in 1997 nor in 1998 as all conditions stipulated in the agreement were not met. In 1998, revenue recognized in the amount of $96 is related to another R&D agreement entered into in 1993 with the European Union. The total contribution of the European Union amounted to $546. The Company received $330 in 1994, $120 in 1995 and $96 in 1998 from this contribution. This contribution was recognized as income ratably over the contract period as required costs were incurred to meet the conditions of the grant, at which point such portion of the contribution is irrevocable as stipulated in the agreement.

(d) In September 1997, the Company collected an amount of $620 in payment under its business insurance policy to cover losses incurred after certain physical damages suffered in the Company's pilot manufacturing facility in April 1997. An amount of $328 representing reimbursement of direct costs was recorded as reduction in research and development expenses. The remaining amount of $292 covering consequential losses was reflected as other revenues in 1997.

(e) Amounts relating to payments received by the Company from entities primarily for the performance of miscellaneous services, including $200 in 1998 related to the favorable settlement of a tax dispute.

13.    Income Taxes

  Income (loss) before income tax benefit consists of the following :

                                                                  December 31,
                                                      -----------------------------------
                                                          1996         1997        1998
                                                       ----------   ----------   --------
  France.............................................   $(10,556)    $(13,567)   $(16,614)
  Rest of world......................................     (1,161)      (1,683)     (3,408)
                                                        --------     --------    --------
     Income (loss) before income tax benefit.........   $(11,719)    $(15,250)   $(20,022)
                                                        ========     ========    ========

      The income tax benefit consists of the following:

                                        December 31,
                          ------------------------------------
                             1996         1997         1998
                          ----------  -----------  -----------
  Deferred:
  France................          --        $ 586       $2,159
  Rest of world.........          --           --           --
                          ----------        -----       ------
                                  --        $ 586       $2,159
                          ==========        =====       ======

  A reconciliation of income taxes computed at the French statutory rate (36.66%) to the income tax benefit is as follows :

                                                     December 31,
                                         ----------------------------------
                                            1996         1997        1998
                                          --------     --------    --------
  Income taxes computed at the
    French statutory rate................  $ 4,297      $ 6,354     $ 7,341
  Operating losses not utilized..........   (4,297)      (6,354)     (7,341)
  Research credits.......................       --          586       2,159
                                           -------      -------     -------
  Total..................................       --          586       2,159
                                           =======      =======     =======

  No U.S. income tax expense was realized and no U.S. income taxes were paid in periods ended December 31, 1996, December 31, 1997 and December 31, 1998.

  Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following:

                                                         December 31,
                                           ------------------------------------------
                                              1996           1997           1998
                                           ------------  -------------  -------------
  Deferred tax assets:
    Net operating loss carryforwards....... $  6,788       $ 12,058       $ 18,108
    Deferred revenue.......................    1,201            355             75
    Research credit carryforwards..........    8,193          8,000          6,448
                                            --------       --------       --------
                                              16,181         20,413         24,631
  Deferred tax liabilities:
    Revenue not currently taxable..........       --             --             --
    Deferred revenue.......................       --           (412)          (760)
    Deferred expense.......................     (145)          (165)           (53)
                                            --------       --------       --------
     Total deferred tax assets.............   16,039         19,835         23,818
  Valuation allowance......................  (10,869)       (14,777)       (19,175)
                                            --------       --------       --------
  Deferred tax assets...................... $  5,167       $  5,058       $  4,643
                                            ========       ========       ========

  Net operating loss carryforwards can be credited against future income in France. Net operating loss carryforward of: $5,585 expire in 2000, $5,951 in 2001, $10,658 in 2002, $15,451 in 2003 and $11,735 can be carried forward indefinitely.

  Research credit carryforwards derive from the Company's subsidiary PixTech SA. In France, research credit carryforwards are calculated following certain rules defined by the Tax administration. The Company is entitled to full payment by the Tax administration of these research credit carryforwards if they are not credited against income tax liabilities within a period of three financial years. The Company collected $29 representing income tax benefit recorded in 1992, and $2,840 representing income tax benefit recorded in 1993 and 1994, in 1997 and 1998 respectively.


14.   Industry and Geographic information

  The Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", ("SFAS 131"), effective for the Company for fiscal years beginning after December 15, 1997. SFAS 131 requires that public business enterprises report certain information about operating segments in their financial statements, and about their products and services, the geographic area in which they operate, and their major customers. As the Company operates in one single reportable segment, the development, manufacturing and licensing of flat panel displays using electron emitters, the adoption of SFAS 131 has no effect on the Company's consolidated operating results or financial condition.

15.   Significant customers

  Historically, the Company derived its revenues principally from cooperation and license agreements with certain display manufacturers. Net revenues from cooperation and license agreements represented approximately 75%, 50% and 34% of the Company's net revenues for the fiscal years 1996, 1997 and 1998, respectively. The Company does not expect any significant additional milestone related revenues to be directly derived from existing cooperation and license agreements.

  In 1998, product revenues primarily reflected the shipment of displays to the Company's first volume customer, Zoll Medical Inc.


16. Related Party transactions

    CEA License Agreement

   In September 1992, the Company entered into a license agreement with CEA. CEA holds a controlling interest in CEA Industrie, a shareholder of the Company. Under this agreement, CEA granted to the Company a royalty bearing, worldwide, exclusive license to all patents held by CEA in the field of FEDs, with a right to sublicense these patents under certain conditions. The consideration for this license is a payment of license fees and royalties based on the Company's sales and the license fees and royalties collected by the Company. No expense was recorded in 1993 and 1994 with respect to license fees and royalties due to CEA. In 1995, $1,000 was accrued in respect of license fees and royalties due to CEA in 1996. In order for the Company to maintain an exclusive license, it was required to make minimum royalty payments beginning in 1996. An amount of $45 payable to CEA in 1997 was accrued in 1996. By paying the remaining amount due to LETI, the Company will fulfill the minimum royalty obligations to LETI through 1998.

   In 1997, an amendment to the LETI License Agreement was signed between the CEA and the Company (the "1997 CEA Amendment") for a period of three years, in return for CEA guarantying certain contingent payment obligations towards Sumitomo. See Note 7-- Long term debt. The royalty rates and minimum payments from the Company to CEA were increased for a period of three years. In addition, the Company gave a security interest to CEA on all its patents during the term of the amendment. An amount of $109 and $308 was accrued respectively in 1997 and in 1998, which included a minimum royalty obligation of $100 and $288 respectively pursuant to the 1997 CEA Amendment.

   CEA R&D Agreement

  In September 1992, the Company entered into a three-year renewable R&D agreement with CEA, under which CEA, through its laboratory LETI, performs certain research and development activities for the benefit of the Company. This program is expected to be extended for a third three-year period ending on January 1, 2002, subject to further extension by mutual agreement of the parties. The consideration received by the CEA for this R&D activity in 1998 amounted to approximately $848.

  In connection with the above R&D agreement with CEA, the Company expensed $644, $637 and $848 in 1996, 1997 and 1998, respectively, included in research and development costs.


17.   License

  In connection with the Company's license of its technology to a display manufacturer, the Company acquired a worldwide, non-exclusive royalty-free license to such licensee's background FED technology, as well as a right to grant royalty-free sublicenses to certain other companies. The Company was obligated to pay certain license fees in connection with the acquisition of these rights from such licensee; these payments to the licensee were $650 in 1995 and $650 in 1996. In 1997, the Company recorded cooperation and license revenues in the amount of $707, in consideration of the cancellation of same amount which had been included in accounts payable in relation to accrued license fees due this licensee.

  In connection with the Company's license of its technology to another display manufacturer, the Company also acquired a worldwide, non-exclusive license, without the right to sublicense, to certain technology of such licensee. The Company was obligated to pay certain license fees in connection with the acquisition of these rights; these payments to the licensee were $1,000 in 1995, $1,000 in 1996. The remaining license fees payable to this licensee in the amount of $1,400 were canceled in 1997, as consideration for the purchase by such licensee of shares of the Company's Common Stock in February 1997.

  In March 1998, the Company entered into a license agreement with Coloray, providing PixTech with a worldwide, nonexclusive royalty-free license on certain technologies related to field emission displays. In consideration of the license and rights granted to PixTech, the Company paid an amount of $75 and issued 14,000 shares of the Company's Common Stock, valued at a price of $3.57 per share, representing a total amount of $50 (See Note 11--Stockholders' Equity).


18.   Litigation

     The Company has received correspondence from Futaba Corporation and its legal counsel since January 1998 alleging the following : (i) Pixtech is infringing one or more patents owned by Futaba relating to the construction and manufacture of its displays that are not expressly included under the license agreement between Futaba and Pixtech, (ii) PixTech's use of terms such as "alliance" and "partners" in describing the nature of its contractual relationships with Motorola, Raytheon and Futaba in reports filed with the SEC is misleading and (iii) certain provisions in the Foundry Agreement with Unipac constitute an impermissible sublicense of Futaba technology. PixTech does not believe such claims have any merit and has denied each of the allegations in correspondences with Futaba and its counsel and is in discussions with Futaba concerning their allegations. Futaba has also claimed that the Company improperly supplied certain Futaba proprietary information to Unipac, and that Unipac has in turn disclosed such information to a third party vendor. If Futaba were to prevail on all of these claims, PixTech may be required, among other adverse consequences, to modify the construction and manufacture of its displays and may, as a result, be materially adversely affected.

  To the Company's knowledge, there are no other exceptional facts or litigation that could have or that have in the recent past had any significant impact on its business, results, financial situation, or assets and liabilities.

19.   Financial position

During 1998, the Company has incurred losses in the amount of $17,875, and used cash in operating activities of $9,343, which has adversely affected the Company's liquidity. At December 31,1998, the Company had net working capital of $145 and a deficit accumulated during the development stage of $54,156.
These conditions raise substantial doubt about its ability to continue as a going concern. The Company intends to improve its liquidity and financial position through capital increases expected to take place in 1999. There can be no assurance that funds will be available through capital increases when needed or on terms acceptable to the Company. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



20.   Subsequent events

In January 1999, the Company sold 150,000 shares of the Company's Common Stock in a private placement at a price of $2.35 per share, resulting in net proceeds of $352.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                                 PIXTECH, INC.


          PROXY FOR THE ANNUAL METING OF STOCKHOLDERS MAY 12, 1999

The undersigned stockholder of PixTech, Inc. (the "Company") hereby appoints Jean-Luc Grand-Clement, Dieter Mezger, Yves Morel, Michael Lytton, and Marc A. Rubenstein, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of capital stock of the company entitled to vote at the Annual meeting of Stockholders of the Company to be held on May 12, 1999, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Back of Card:

A [X] Please mark your
votes as in this
example.


1.  Proposal to elect Dieter Mezger as Director.

FOR     WITHHELD
[  ]     [  ]


2. Proposal to amend the Restated Certificate of Incorporation of the Company to increase the authorized number of shares of Capital Stock to 61,000,000 shares.

FOR     AGAINST     ABSTAIN
[  ]    [  ]       [  ]


3. Proposal to amend the Company's Amended and Restated 1993 Stock Option Plan to increase the number of shares of Common Stock available under such plan to 5,156,372 shares.

FOR     AGAINST     ABSTAIN
[  ]     [  ]       [  ]

4. Proposal to issue shares of the Company's Common Stock in connection with the purchase of certain assets of Micron Technology, Inc. relating to field emission displays including certain equipment and other tangible assets, certain contract rights and cash.

FOR     AGAINST     ABSTAIN
[  ]     [  ]       [  ]


This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. If no specification is made, this proxy will be voted for proposals 1, 2 and 3. In their discretion, the proxies are also authorized to vote upon such matters as may properly come before the meeting.

     Signature                          Date              1999
              ----------------------        ------------

     Signature                          Date              1999
              ----------------------        ------------
     (IF HELD JOINTLY)

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership.

                                       2